                                                                   EXHIBIT 10.12





                                 LOAN AGREEMENT

                                    BETWEEN

                            BRIGHAM OIL & GAS, L.P.,
                                  AS BORROWER
                                      AND
                             BANK ONE, TEXAS, N.A.,
                                    AS BANK




                                 APRIL 1, 1996

                                 LOAN AGREEMENT
                               TABLE OF CONTENTS

                                                                            Page
1.     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

2.     Commitments of the Bank  . . . . . . . . . . . . . . . . . . . . . .    9
       (a)    Terms of Revolving Commitment   . . . . . . . . . . . . . . .    9
       (b)    Procedure for Borrowing   . . . . . . . . . . . . . . . . . .    9
       (c)    Letters of Credit   . . . . . . . . . . . . . . . . . . . . .   10
       (d)    Procedure for Obtaining Letters of Credit   . . . . . . . . .   10
       (e)    Voluntary Reduction of Revolving Commitment   . . . . . . . .   11
       (f)    Monthly Commitment Reduction  . . . . . . . . . . . . . . . .   11

3.     Note Evidencing Loans  . . . . . . . . . . . . . . . . . . . . . . .   11
       (a)    Form of Note  . . . . . . . . . . . . . . . . . . . . . . . .   11
       (b)    Interest Rate   . . . . . . . . . . . . . . . . . . . . . . .   12
       (c)    Payment of Interest   . . . . . . . . . . . . . . . . . . . .   12
       (d)    Payment of Principal  . . . . . . . . . . . . . . . . . . . .   12

4.     Interest Rates   . . . . . . . . . . . . . . . . . . . . . . . . . .   12
       (a)    Options   . . . . . . . . . . . . . . . . . . . . . . . . . .   12
       (b)    Interest Rate Determination   . . . . . . . . . . . . . . . .   13
       (c)    Conversion Option   . . . . . . . . . . . . . . . . . . . . .   13
       (d)    Recoupment  . . . . . . . . . . . . . . . . . . . . . . . . .   13
       (e)    Default Rate  . . . . . . . . . . . . . . . . . . . . . . . .   14

5.     Special Provisions Relating to Eurodollar Loans.   . . . . . . . . .   14
       (a)    Unavailability of Funds or Inadequacy of Pricing  . . . . . .   14
       (b)    Reserve Requirements  . . . . . . . . . . . . . . . . . . . .   14
       (c)    Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
       (d)    Change in Laws  . . . . . . . . . . . . . . . . . . . . . . .   15
       (e)    Option to Fund  . . . . . . . . . . . . . . . . . . . . . . .   15
       (f)    Indemnity   . . . . . . . . . . . . . . . . . . . . . . . . .   16
       (g)    Payments Not at End of Interest Period  . . . . . . . . . . .   16

6.     Collateral Security  . . . . . . . . . . . . . . . . . . . . . . . .   16

7.     Borrowing Base   . . . . . . . . . . . . . . . . . . . . . . . . . .   17
       (a)    Initial Borrowing Base  . . . . . . . . . . . . . . . . . . .   17
       (b)    Subsequent Determinations of Borrowing Base   . . . . . . . .   17

8.     Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
       (a)    Origination Fee   . . . . . . . . . . . . . . . . . . . . . .   19
       (b)    Unused Portion Fee  . . . . . . . . . . . . . . . . . . . . .   19
       (c)    Borrowing Base Increase Fee   . . . . . . . . . . . . . . . .   19
       (d)    Letter of Credit Fee  . . . . . . . . . . . . . . . . . . . .   19

9.     Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
       (a)    Voluntary Prepayments   . . . . . . . . . . . . . . . . . . .   19
       (b)    Mandatory Prepayment  . . . . . . . . . . . . . . . . . . . .   19

10.    Representations and Warranties   . . . . . . . . . . . . . . . . . .   20
       (a)    Partnership Existence   . . . . . . . . . . . . . . . . . . .   20
       (b)    Authority of Managing General Partner   . . . . . . . . . . .   20
       (c)    Binding Obligations   . . . . . . . . . . . . . . . . . . . .   20
       (d)    No Legal Bar or Resultant Lien  . . . . . . . . . . . . . . .   20
       (e)    No Consent  . . . . . . . . . . . . . . . . . . . . . . . . .   21
       (f)    Financial Condition   . . . . . . . . . . . . . . . . . . . .   21
       (g)    Liabilities   . . . . . . . . . . . . . . . . . . . . . . . .   21
       (h)    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . .   21
       (i)    Taxes; Governmental Charges   . . . . . . . . . . . . . . . .   21
       (j)    Titles, Etc.  . . . . . . . . . . . . . . . . . . . . . . . .   22
       (k)    Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . .   22
       (l)    Casualties; Taking of Properties  . . . . . . . . . . . . . .   22
       (m)    Use of Proceeds; Margin Stock   . . . . . . . . . . . . . . .   22
       (n)    Location of Business and Offices  . . . . . . . . . . . . . .   22
       (o)    Compliance with the Law   . . . . . . . . . . . . . . . . . .   23
       (p)    No Material Misstatements   . . . . . . . . . . . . . . . . .   23
       (q)    Not A Utility   . . . . . . . . . . . . . . . . . . . . . . .   23
       (r)    ERISA   . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
       (s)    Environmental Matters   . . . . . . . . . . . . . . . . . . .   23
       (t)    Ownership of Borrower   . . . . . . . . . . . . . . . . . . .   24
       (u)    Liens   . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

11.    Conditions of Lending  . . . . . . . . . . . . . . . . . . . . . . .   24

12.    Affirmative Covenants  . . . . . . . . . . . . . . . . . . . . . . .   26
       (a)    Financial Statements and Reports  . . . . . . . . . . . . . .   27
       (b)    Certificates of Compliance  . . . . . . . . . . . . . . . . .   28
       (c)    Taxes and Other Liens   . . . . . . . . . . . . . . . . . . .   28
       (d)    Compliance with Laws  . . . . . . . . . . . . . . . . . . . .   29
       (e)    Further Assurances  . . . . . . . . . . . . . . . . . . . . .   29
       (f)    Performance of Obligations  . . . . . . . . . . . . . . . . .   29
       (g)    Insurance   . . . . . . . . . . . . . . . . . . . . . . . . .   29
       (h)    Accounts and Records  . . . . . . . . . . . . . . . . . . . .   30

       (i)    Right of Inspection   . . . . . . . . . . . . . . . . . . . .   30
       (j)    Notice of Certain Events  . . . . . . . . . . . . . . . . . .   30
       (k)    ERISA Information and Compliance  . . . . . . . . . . . . . .   31
       (l)    Environmental Reports and Notices   . . . . . . . . . . . . .   31
       (m)    Maintenance   . . . . . . . . . . . . . . . . . . . . . . . .   31
       (n)    Operation of Properties   . . . . . . . . . . . . . . . . . .   32
       (o)    Compliance with Leases and Other Instruments  . . . . . . . .   32
       (p)    Certain Additional Assurances Regarding Maintenance and
              Operations of Properties  . . . . . . . . . . . . . . . . . .   33
       (q)    Sale of Certain Assets/Prepayment of Proceeds   . . . . . . .   33
       (r)    Title Matters   . . . . . . . . . . . . . . . . . . . . . . .   33
       (s)    Curative Matters  . . . . . . . . . . . . . . . . . . . . . .   34
       (t)    Change of Principal Place of Business   . . . . . . . . . . .   34
       (u)    Bank Accounts   . . . . . . . . . . . . . . . . . . . . . . .   34
       (v)    Additional Collateral   . . . . . . . . . . . . . . . . . . .   35

13.    Negative Covenants   . . . . . . . . . . . . . . . . . . . . . . . .   35
       (a)    Liens   . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
       (b)    Current Ratio   . . . . . . . . . . . . . . . . . . . . . . .   35
       (c)    Debt Service Coverage Ratio   . . . . . . . . . . . . . . . .   35
       (d)    Debts, Guaranties and Other Obligations   . . . . . . . . . .   35
       (e)    Loans and Advances  . . . . . . . . . . . . . . . . . . . . .   36
       (f)    Nature of Business  . . . . . . . . . . . . . . . . . . . . .   36
       (g)    Hedging Transactions  . . . . . . . . . . . . . . . . . . . .   37
       (h)    Sale of Assets  . . . . . . . . . . . . . . . . . . . . . . .   37
       (i)    Transactions with Affiliates  . . . . . . . . . . . . . . . .   37
       (j)    Consolidations and Mergers  . . . . . . . . . . . . . . . . .   37
       (k)    Distributions   . . . . . . . . . . . . . . . . . . . . . . .   37
       (l)    Investments   . . . . . . . . . . . . . . . . . . . . . . . .   38
       (m)    Amendment of Partnership Agreement  . . . . . . . . . . . . .   38
       (n)    Payment of Subordinated Debt  . . . . . . . . . . . . . . . .   38
       (o)    Amendment of Subordinated Debt Agreement  . . . . . . . . . .   38
       (p)    Sale or Discount of Receivable  . . . . . . . . . . . . . . .   39

14.    Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . .   39

15.    Exercise of Rights   . . . . . . . . . . . . . . . . . . . . . . . .   41

16.    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42

17.    Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42

18.    Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42

19.    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . .   43

20.    Choice of Forum: Consent to Service of Process and Jurisdiction  . .   43

21.    Invalid Provisions   . . . . . . . . . . . . . . . . . . . . . . . .   44

22.    Maximum Interest Rate  . . . . . . . . . . . . . . . . . . . . . . .   44

23.    Amendments   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45

24.    Multiple Counterparts  . . . . . . . . . . . . . . . . . . . . . . .   45

25.    Conflict   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45

26.    Survival   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45

27.    Parties Bound  . . . . . . . . . . . . . . . . . . . . . . . . . . .   45

28.    Participations   . . . . . . . . . . . . . . . . . . . . . . . . . .   45

29.    Financial Terms  . . . . . . . . . . . . . . . . . . . . . . . . . .   46

30.    Other Agreements   . . . . . . . . . . . . . . . . . . . . . . . . .   46

Exhibits

Exhibit "A"   -      Notice of Borrowing
Exhibit "B"   -      Note
Exhibit "C"   -      Certificate of Compliance

Schedules

Schedule 1    -      Ownership of Borrower
Schedule 2    -      Liens
Schedule 3    -      Financial Condition
Schedule 4    -      Liabilities
Schedule 5    -      Litigation
Schedule 6    -      Environmental Matters
Schedule 7    -      Form of Report on Properties
Schedule 8    -      Curative Matters
Schedule 9    -      Loans and Advances

Annexes

Annex 1       -      Negative Pledge Properties

                                 LOAN AGREEMENT


       THIS LOAN AGREEMENT (hereinafter referred to as the "Agreement") executed as of the 1st day of April, 1996, by and between BRIGHAM OIL & GAS, L.P., a Delaware limited partnership (hereinafter referred to as the "Borrower") and BANK ONE, TEXAS, N.A., a national banking association (hereinafter sometimes referred to as "Bank").

                              W I T N E S S E T H:

       WHEREAS, Borrower has requested that the Bank provide Borrower with a reducing revolving loan facility and the Bank is willing to make such facility available to Borrower in amounts of up to $25,000,000 on the terms and conditions hereinafter set forth.

       NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

       1. DEFINITIONS. When used herein the terms "Agreement," "Borrower" and "Bank" shall have the meanings indicated above. When used herein the following terms shall have the following meanings (all terms defined in this Section 1 or other provisions of this Agreement in the singular shall have the same meanings when used in the plural or vice versa):

              "Advance or Advances" shall mean a loan or loans hereunder.

              "Affiliate" shall mean any Person which, directly or indirectly, controls, is controlled by or is under common control with the relevant Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean a member of the board of directors, a partner or an officer of such Person, or any other Person with possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership (of record, as trustee, or by proxy) of voting shares, partnership interests or voting rights, through a management contract or otherwise. Any Person owning or controlling directly or indirectly more than twenty percent of the voting shares, partnership interests or voting rights, or other equity interest of another Person shall be deemed to be an Affiliate of such Person.

              "Base Rate" shall mean the fluctuating rate of interest per annum established from time to time by Bank as its Base Rate (which rate of interest may not be the lowest, best or most favorable rate of interest which Bank may charge on loans to its customers). Each change in the Base Rate shall become effective without prior notice to Borrower automatically as of the opening of business on the date of such change in the Base Rate.

              "Base Rate Interest Period" shall mean, with respect to any Base Rate Loan, the period ending on the first day of each month, provided, however, that (i) if any Base Rate Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, and (ii) if any Base Rate Interest Period would otherwise end after the Maturity Date such Interest Period shall end on the Maturity Date.

              "Base Rate Loans" shall mean any loan during any period which bears interest based upon the Base Rate or which would bear interest based upon the Base Rate if the Maximum Rate ceiling was not in effect at that particular time.

              "Borrowing Base" shall mean the value assigned by the Bank from time to time to the Collateral in accordance with Section 7(b) hereof. Until the next determination of the Borrowing Base pursuant to Section 7(b) hereof the Borrowing Base for the Revolving Commitment shall be $6,200,000.00.

              "Borrowing Date" shall mean the date elected by the Borrower pursuant to Section 2(b) hereof for an Advance on the Revolving Loan.

              "Business Day" shall mean the normal banking hours during any day (other than Saturdays or Sundays) that banks are legally open for business in Dallas, Texas.

              "Change of Control" shall mean a Change of Control shall occur if there is any change in the ownership of the general partnership interest in Borrower owned by Brigham Exploration Company as of the Effective Date as such ownership is shown on Schedule "1" hereto except such changes in ownership as contemplated by that certain Note Purchase Agreement dated August 24, 1995, among Borrower, RIMCO Partners, L.P. II, RIMCO Partners, L.P. III and RIMCO Partners, L.P. IV (the "Subordinated Debt Agreement").

              "Change of Management" shall mean a Change of Management shall occur if Ben M. Brigham ceases to act as Chief Executive Officer of Borrower.

              "Collateral" is used herein as defined in Section 6 hereof.

              "Current Assets" shall mean the total of Borrower's current assets as determined in accordance with GAAP, plus, as of any date, the current unused availability under the Revolving Commitment.

              "Current Liabilities" shall mean the total of Borrower's current liabilities as determined in accordance with GAAP, excluding therefrom, as of any date, current maturities on the Revolving Loan.

              "Debt Service" shall mean, for any fiscal quarter, the total of the Monthly Commitment Reductions for such quarter plus all interest expense paid by Borrower during such quarter.

              "Effective Date" shall mean the date of this Agreement.

              "Environmental Laws" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Super Fund Amendments and Reauthorization Act of 1986, 42 U.S.C.A.
       Section 9601, et seq., the Resource Conservation and Recovery Act, as amended by the Hazardous Solid Waste Amendment of 1984, 42 U.S.C.A.
       Section 6901, et seq., the Clean Air Act, 42 U.S.C.A. Section 1251, et seq., the Toxic Substances Control Act, 15 U.S.C.A. Section 2601, et seq., The Oil Pollution Act of 1990, 33 U.S.G. Section 2701, et seq., and all other laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, order and restrictions of any federal, state, county, municipal and other governments, departments, commissions, boards, agencies, courts, authorities, officials and officers, domestic or foreign, relating to air pollution, water pollution, noise control and/or the handling, discharge, disposal or recovery of on-site or off-site asbestos or "hazardous substances" as defined by 42 U.S.C. Section 9601, et seq., as amended, as each of the foregoing may be amended from time to time.

              "Environmental Liability" shall mean any claim, demand, obligation, cause of action, accusation, allegation, order, violation, damage, injury, judgment, penalty or fine, cost of enforcement, cost of remedial action or any other costs or expense whatsoever, including reasonable attorneys' fees and disbursements, resulting from the violation or alleged violation of any Environmental Law or the imposition of any Environmental Lien (as hereinafter defined) which could reasonably be expected to individually or in the aggregate have a Material Adverse Effect.

              "Environmental Lien" shall mean a Lien in favor of any court, governmental agency or instrumentality or any other Person (i) for any Environmental Liability or (ii) for damages arising from or cost incurred by such court or governmental agency or instrumentality or other person in response to a release or threatened release of hazardous or toxic waste, substance or constituent into the environment, the imposition of which could reasonably be expected to have a Material Adverse Effect.

              "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

              "Eurodollar Interest Period" shall mean with respect to any Eurodollar Loan (i) initially, the period commencing on the date such Eurodollar Loan is made and ending one (1), two (2), three (3) or six
       (6) months thereafter as selected by the Borrower pursuant to Section 4(a)(ii), and (ii) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one (1), two (2), three (3) or six
       (6) months thereafter, as selected by the Borrower pursuant to Section 4(a)(ii); provided, however, that (i) if any Eurodollar Interest Period would otherwise expire on a day which is not a Eurodollar Business Day, such Interest Period shall expire on the next succeeding Eurodollar Business Day unless the result of such extension would be to extend such Interest Period into the next calendar month, in which case such Interest Period shall end on the immediately preceding Eurodollar Business Day, (ii) if any Eurodollar Interest Period begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) such Interest Period shall end on the last Eurodollar Business Day of a calendar month, and (iii) any Eurodollar Interest Period which would otherwise expire after the Maturity Date shall end on such Maturity Date.

              "Eurodollar Loan" shall mean any loan during any period which bears interest at the Eurodollar Rate, or which would bear interest at such rate if the Maximum Rate ceiling was not in effect at a particular time.

              "Eurodollar Margin" shall mean the fluctuating Eurodollar Margin in effect from day to day shall be:

                     (i) two and one-quarter percent (2.25%) per annum whenever the Total Outstandings are greater than 75% of the Borrowing Base in effect at the time in question, reducing to two percent (2%) per annum when the Borrowing Base is equal to or greater than sixteen million dollars;

                     (ii) two percent (2.0%) per annum whenever the Total Outstandings are greater than 50%, but less than or equal to 75%, of the Borrowing Base in effect at the time in question, reducing to one and three-quarters percent (1.75%) per annum when the Borrowing Base is equal to or greater than sixteen million dollars; or

                     (iii) one and three-quarter percents (1.75%) per annum whenever the Total Outstandings are 50% or less of the Borrowing Base in effect at the time in question, reducing to one and one-half percent (1.5%) per annum when the Borrowing Base is equal to or greater than sixteen million dollars.

              "Eurodollar Rate" shall mean with respect to each Eurodollar Interest Period, the rate of interest per annum at which deposits in immediately available and freely transferable funds in U.S. Dollars are offered to the Bank (at approximately 10:00 a.m., Dallas, Texas time three Eurodollar Business Days prior to the first day of each Eurodollar Interest Period) in the London interbank market for delivery on the first day of such Eurodollar Interest Period in an amount equal to or comparable to the principal amount of the Eurodollar Loan to which such Eurodollar Interest Period relates. Each determination of the Eurodollar Rate by the Bank shall, in the absence of error, be conclusive and binding.

              "Financial Statements" shall mean balance sheets, income statements, statements of cash flow and appropriate footnotes, prepared in accordance with GAAP.

              "GAAP" shall mean generally accepted accounting principles, consistently applied.

              "Interest Payment Date" shall mean for Base Rate Loans the earlier of (i) the last day of each Base Rate Interest Period and for Eurodollar Loans the last day of each Eurodollar Interest Period or if such Eurodollar Interest is six (6) months, the last day successive three (3) month periods.

              "Interest Period" shall mean any Base Rate Interest Period, or Eurodollar Interest Period.

              "Letters of Credit" is used herein as defined in Section 2(c).

              "Lien" shall mean any mortgage, deed of trust, pledge, security interest, assignment or lien (statutory or otherwise) of every kind and character.

              "Loan Documents" shall mean this Agreement, the Note, the Security Instruments and all other documents executed in connection with the transaction described in this Agreement.

              "Lockbox Account" shall mean a lockbox account maintained by Borrower at Bank in accordance with the provisions of Section 12(u) of this Agreement.

              "Material Adverse Effect" shall mean any circumstances or events which could have a material adverse effect on (i) the assets or properties, liabilities, financial condition, business, operations, affairs or circumstances of Borrower as reflected in the Financial Statements of Borrower or from the facts represented or warranted in this Agreement or any other Loan Document (other than any representation or warranty related solely to a different point in time), or (ii) the ability of Borrower to carry out its business as it exists on the date of this Agreement or as proposed at the date of this Agreement to be conducted or to meet its obligations under the Note, this Agreement or the other Loan Documents on a timely basis.

              "Maturity Date" shall mean March 31, 1999.

              "Maximum Rate" shall mean at any particular time in question, the maximum rate of interest which under applicable law may then be charged on the Note. If such maximum rate changes after the date hereof, the Maximum Rate shall be automatically increased or decreased, as the case may be, without notice to Borrower from time to time as the effective date of each change in such maximum rate. If the applicable law ceases to provide for a maximum rate of interest, the Maximum Rate shall be equal to eighteen percent (18%) per annum.

              "Monthly Commitment Reduction" is used herein as defined in
       Section 2(f) herein.

              "Net Cash Flow" shall mean net income plus depreciation, depletion, amortization and other non-cash charges, excluding gains or losses from the sale of capital assets, less any distributions paid pursuant to Section 13(k) hereof, plus interest expense paid, all calculated in accordance with GAAP, as of the end of each fiscal quarter.

              "Note" shall mean the $25,000,000 note described in Section 3 hereof, together with all renewals and extensions thereof or any part thereof.

              "Oil and Gas Properties" shall mean all oil, gas and mineral properties and interests and related personal properties in which Borrower grants to Bank either a first and prior lien and security interest pursuant to Section 6 hereof or a negative pledge pursuant to
       Section 13 hereof on the oil and gas properties listed and described in Annex 1 hereto.

              "Operating Accounts" shall mean Borrower's demand deposit accounts, established and maintained by Borrower at Bank in accordance with the provisions of Section 12(u) of this Agreement.

              "Permitted Liens" shall mean (i) royalties, overriding royalties, reversionary interests, production payments and similar burdens; (ii) sales contracts or other arrangements for the sale of production of oil, gas or associated liquid or gaseous hydrocarbons which would not (when considered cumulatively with the matters discussed in clause (i) above) deprive the Borrower of any material right in respect of the Borrower's assets or properties (except for rights customarily granted with respect to such contracts and arrangements); (iii) statutory Liens for taxes or other assessments that are not yet delinquent (or that, if delinquent, are being contested in good faith by appropriate proceedings, levy and execution thereon having been stayed and continue to be stayed and for which the Borrower has set aside on its books adequate reserves in accordance with GAAP);
       (iv) easements, rights of way, servitudes, permits, surface leases and other rights in respect to surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like, conditions, covenants and other restrictions, and easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights of way on, over or in respect of the Borrower's assets or properties and that do not individually or in the aggregate, cause a Material Adverse Effect; (v) materialmen's, mechanic's, repairman's, employee's, warehousemen's, landlord's, carrier's, pipeline's, contractor's, sub-contractor's, operator's, non-operator's (arising under operating or joint operating agreements or otherwise), and other Liens (including any financing statements filed in respect thereof) incidental to obligations incurred by the Borrower in connection with the construction, maintenance, development, transportation, storage or operation of the Borrower's assets or properties to the extent not delinquent (or which, if delinquent, are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves in accordance with GAAP); (vi) all contracts, agreements and instruments, and all defects and irregularities and other matters affecting the Borrower's assets and properties which were in existence at the time the Borrower's assets and properties were originally acquired by the Borrower and all operational agreements entered into in the ordinary course of business, which contracts, agreements, instruments, defects, irregularities and other matters and operational agreements are not such as, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (vii) liens in connection with workmen's compensation, unemployment insurance or other social security, old age pension or public liability obligations; (viii) legal or equitable encumbrances deemed to exist by reason of the existence of any litigation or other legal proceeding or arising out of a judgment or award with respect to which an appeal is being prosecuted in good faith and levy and execution thereon have been stayed and continue to be stayed; (ix) rights reserved to or vested in any municipality, governmental, statutory or other public authority to control or regulate the Borrower's assets and properties in any manner, and all applicable laws, rules and orders from any governmental authority; (x) landlord's liens; (xi) Liens incurred pursuant to the Security Instruments; and (xii) Liens existing at the date of this Agreement which have been disclosed to Bank in the Borrower's December 31, 1995 Financial Statements or identified in Schedule "2" hereto; (xiii) matters disclosed in, or on any exhibit to, a Security Instrument; (xiv) Liens securing indebtedness permitted by Section 13(d)(iv) hereof; and (xv) any and all renewals and extensions of all or any of the foregoing.

              "Person" shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

              "Plan" shall mean any plan subject to Title IV of ERISA and maintained by Borrower, or any such plan to which Borrower is required to contribute on behalf of its employees.

              "Reimbursement Obligations" shall mean, as of any date, the obligations of the Borrower with respect to all Letters of Credit then outstanding to reimburse amounts paid by the Bank in respect of any drawing or drawings under any of such Letter of Credit.

              "Revolving Commitment" shall mean the lesser of (i) $25,000,000 or (ii) the Borrowing Base, as reduced from time to time pursuant to Sections 2(e) and 2(f) hereof.

              "Revolving Loan" shall mean the loan or loans made under the Revolving Commitment pursuant to Section 2 hereof.

              "Security Instruments" shall mean this Agreement, all Deeds of Trust, Mortgages, Security Agreements, Assignments of Production and Financing Statements, and other collateral documents covering Borrower's Oil and Gas Properties and related personal property, equipment, oil and gas inventory and proceeds of the foregoing, all such documents to be in form and substance reasonably satisfactory to Bank.

              "Total Outstandings" shall mean as of any date, the sum of (i) the total principal balance outstanding of the Note, plus (ii) the then total undrawn amount of all outstanding Letters of Credit plus (iii) the total amount of all unpaid Reimbursement Obligations.

              "Tranche" shall mean a Eurodollar Loan or Base Rate Loan.

              "Unscheduled Redeterminations" shall mean a redetermination of the Borrowing Base made at any time other than on the dates set for the regular semi-annual redetermination of the Borrowing Base which are made
       (A) at the
       reasonable request of Borrower, (B) at any time it appears to the Bank, in the exercise of its reasonable discretion, that either (i) there has been a material decrease in the value of the Oil and Gas Properties, or
       (ii) an event has occurred which is reasonably expected to have a Material Adverse Effect.

       2.     COMMITMENTS OF THE BANK.

              (a) Terms of Revolving Commitment. On the terms and conditions hereinafter set forth, Bank agrees to make Advances to the Borrower from time to time during the period beginning on the Closing Date and ending on the Maturity Date in such amounts as the Borrower may request up to an amount not to exceed, in the aggregate principal amount outstanding at any time, the Revolving Commitment. The obligation of the Borrower hereunder shall be evidenced by this Agreement and the Note issued in connection herewith, said Note to be as described in Section 3 hereof. Notwithstanding any other provision of this Agreement, no Advance shall be required to be made hereunder if any Event of Default (as hereinafter defined) has occurred and is continuing or if any event or condition has occurred or failed to occur which with the passage of time or service of notice, or both, would constitute an Event of Default. Each Advance under the Revolving Commitment shall be an aggregate amount of at least $100,000 or a whole number multiple thereof. Irrespective of the face amount of the Note, the Bank shall never have the obligation to Advance any amount or amounts in excess of the Borrowing Base or to increase the Revolving Commitment. The total number of Tranches which may be outstanding at any time hereunder shall never exceed four (4), whether such Tranches are Base Rate Loans, Eurodollar Loans, or a combination thereof.

              (b) Procedure for Borrowing. Whenever the Borrower desires an Advance hereunder, it shall give Bank telegraphic, telex, facsimile or telephonic notice ("Notice of Borrowing") of such requested Advance, which in the case of telephonic notice, shall be promptly confirmed in writing. Each Notice of Borrowing shall be in the form of Exhibit "A" attached hereto and shall be received by Bank not later than 11:00 a.m. Dallas, Texas time, (i) one Business Day prior to the Borrowing Date in the case of the Base Rate Loan, or (ii) three Business Days prior to any proposed Borrowing Date in the case of Eurodollar Loans. Each Notice of Borrowing shall specify (i) the Borrowing Date (which, if at Base Rate Loan, shall be a Business Day and if a Eurodollar Loan, a Eurodollar Business Day), (ii) the principal amount to be borrowed, (iii) the portion of the Advance constituting Base Rate Loans and/or Eurodollar Loans, (iv) if any portion of the proposed Advance is to constitute Eurodollar Loans, the initial Interest Period selected by Borrower pursuant to Section 4 hereof to be applicable thereto, and (v) the date upon which such Advance is required.

              (c) Letters of Credit. On the terms and conditions hereinafter set forth, the Bank shall from time to time during the period beginning on the Closing Date and ending on the Maturity Date upon request of Borrower issue standby Letters of Credit for the account of Borrower (the "Letters of Credit") in such face amounts as Borrower may request, but not to exceed in the aggregate face amount at any time outstanding the sum of One Million Dollars ($1,000,000.00) or such amount as designated by Bank in writing. The face amount of all Letters of Credit issued and outstanding hereunder shall be considered as Advances for Borrowing Base purposes and all payments made by the Bank on such Letters of Credit shall be considered as Advances under the Note. Each Letter of Credit issued for the account of Borrower hereunder shall (i) be in favor of such beneficiaries as specifically requested by Borrower, (ii) have an expiration date not exceeding the Maturity Date, and (iii) contain such other terms and provisions as may reasonably be required by Bank. The Borrower hereby unconditionally agrees to pay and reimburse the Bank for account of the Bank for the amount of each demand for payment under any Letter of Credit that is in compliance with the provisions of any such Letter of Credit at or prior to the date on which payment is to be made by the Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt from any beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, the Bank shall promptly notify the Borrower of the demand and the date upon which such payment is to be made by the Bank to such beneficiary in respect of such demand. Forthwith upon receipt of such notice from the Bank, Borrower shall advise the Bank whether or not they intend to borrow hereunder to finance their obligations to reimburse the Bank, and if so, submit a Notice of Borrowing as provided in Section 2(b) hereof.

              (d) Procedure for Obtaining Letters of Credit. The amount and date of issuance, renewal, extension or reissuance of a Letter of Credit pursuant to the Bank's commitment above in Section 2(c) shall be designated by Borrower's written request delivered to Bank at least three (3) Business Days prior to the date of such issuance, renewal, extension or reissuance. Concurrently with or promptly following the delivery of the request for a Letter of Credit, Borrower shall execute and deliver to the Bank an application and agreement with respect to the Letters of Credit, said application and agreement to be in the form used by the Bank. The Bank shall not be obligated to issue, renew, extend or reissue such Letters of Credit if (A) the amount thereon when added to the amount of the outstanding Letters of Credit exceeds One Million Dollars ($1,000,000.00) or such amount as designated by Bank in writing
       (B) the amount thereof when added to the Total Outstandings would exceed the Revolving Commitment. Borrower agrees to pay the Bank commissions for issuing the Letters of Credit (calculated separately for each Letter of Credit) in an amount equal to the greater of (i) one percent (1%) per annum on the maximum face amount of the Letter of Credit or (ii) $400.00. Such commissions shall be payable prior to the issuance of each Letter of Credit and thereafter on each anniversary date of such issuance while such Letter of Credit is outstanding. In addition, any amendment to any Letter of Credit shall be subject to a $50 amendment fee due on the date of such amendment.

              (e) Voluntary Reduction of Revolving Commitment. The Borrower may at any time, or from time to time, upon not less than three (3) Business Days prior written notice to Bank, reduce or terminate the Revolving Commitment; provided, however, that (i) each reduction in the Revolving Commitment must be in the amount of $100,000 or more, in increments of $100,000 and (ii) each reduction must be accompanied by a prepayment of the Note in the amount by which the outstanding principal balance of the Note exceeds the Revolving Commitment as reduced pursuant to this Section 2.

              (f) Monthly Commitment Reduction. The Revolving Commitment shall be reduced as of the first day of each month beginning on the first day of the first month after the Closing Date by an amount determined by the Bank pursuant to Section 7(b) hereof (the "Monthly Commitment Reduction"). The Monthly Commitment Reduction shall be $0 per month until redetermined pursuant to Section 7(b) hereof. If, as a result of the Monthly Commitment Reduction required pursuant to this
       Section 2(f), the Total Outstandings ever exceed the Borrowing Base, Borrower shall within five (5) days of receipt of notice thereof, prepay, without penalty or premium, the principal amount of the Note in an amount at least equal to such excess plus interest thereon to the date of such prepayment.

       3. NOTE EVIDENCING LOANS. The loans described above in Section 2 shall be evidenced by a promissory note of Borrower as follows:

              (a)    Form of Note - The Revolving Loan shall be evidenced by a
       Note in the face amount of $25,000,000, and shall be in the form of Exhibit "B" hereto with appropriate insertion. Notwithstanding the principal amount of the Note, as stated on the face thereof, the actual principal amount due from Borrower to Bank on account of the Note, as of any date of computation, shall be the sum of Advances then and theretofore made on account thereof, less all principal payments actually received by Bank in collected funds with respect thereto. Although the Note shall be dated as of the Effective Date, interest in respect thereof shall be payable only for the period during which the loans evidenced thereby are outstanding and, although the stated amount of the Note may be higher, the Note shall be enforceable, with respect to Borrower's obligation to pay the principal amount thereof, only to the extent of the unpaid principal amount of the loans.

              (b) Interest Rate - The unpaid principal balance of the Note shall bear interest from time to time as set forth in Section 4 hereof.

              (c) Payment of Interest - Interest on the Note shall be payable on each Interest Payment Date.

              (d) Payment of Principal - Principal of the Note shall be due on the Maturity Date, unless earlier due in whole or in part pursuant to the mandatory prepayment provisions of Sections 2(f) and 9(b) hereof.

       4.     INTEREST RATES.

              (a)    Options.

                      (i) Base Rate Loans. Borrower agrees to pay interest on the Note calculated on the basis of the actual days elapsed in a year consisting of 365 or, if appropriate, 366 days with respect to the unpaid principal amount of each Base Rate Loan from the date the proceeds thereof are made available to Borrower until maturity (whether by acceleration or otherwise), at a varying rate per annum equal to the lesser of (i) the Maximum Rate (defined herein), or (ii) the Base Rate. Subject to the provisions of this Agreement as to prepayment, the principal of the Note representing Base Rate Loans shall be payable as specified in Section 3(d) hereof and the interest in respect of each Base Rate Loan shall be payable on each Interest Payment Date. Past due principal and, to the extent permitted by law, past due interest in respect to each Base Rate Loan, shall bear interest, payable on demand, at a rate per annum equal to the Default Rate (as hereinafter defined).

                     (ii) Eurodollar Loans. Borrower agrees to pay interest calculated on the basis of a year consisting of 360 days with respect to the unpaid principal amount of each Eurodollar Loan from the date the proceeds thereof are made available to Borrower until maturity (whether by acceleration or otherwise), at a varying rate per annum equal to the lesser of (i) the Maximum Rate, or (ii) the Eurodollar Rate plus the Eurodollar Margin. Subject to the provisions of this Agreement with respect to prepayment, the principal of the Note shall be payable as specified in Section 3(d) hereof and the interest with respect to each Eurodollar Loan shall be payable on each Interest Payment Date. Past due principal and, to the extent permitted by law, past due interest shall bear interest, payable on demand, at a rate per annum equal to the Default Rate. Upon three (3) Eurodollar Business Days' written notice prior to the making by the Bank of any Eurodollar Loan (in the case of the initial Interest Period therefor) or the expiration date of each succeeding Interest Period (in the case of subsequent Interest Periods therefor), Borrower shall have the option, subject to compliance by Borrower with all of the provisions of this Agreement, as long as no Event of Default exists, to specify whether the Interest Period commencing on any such date shall be a one (1), two (2), three
              (3) or six (6) month period. If Bank shall not have received timely notice of a designation of such Interest Period as herein provided, Borrower shall be deemed to have elected to convert all maturing Eurodollar Loans to Base Rate Loans.

              (b) Interest Rate Determination. The Bank shall determine each interest rate applicable to the Revolving Loan hereunder. The Bank shall give prompt notice to the Borrower of each rate of interest so determined and its determination thereof shall be conclusive absent error.

              (c)    Conversion Option.  Borrower may elect from time to time
       (i) to convert all or any part of its Eurodollar Loans to Base Rate Loans by giving Bank irrevocable notice of such election in writing prior to 10:00 a.m. (Dallas, Texas time) on the conversion date and such conversion shall be made on the requested conversion date, provided that any such conversion of Eurodollar Loan shall only be made on the last day of the Eurodollar Interest Period with respect thereof, (ii) to convert all or any part of its Base Rate Loans to Eurodollar Loans by giving the Bank irrevocable written notice of such election three (3) Eurodollar Business Days prior to the proposed conversion and such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Eurodollar Business Day or a Business Day, as the case may be, on the next succeeding Eurodollar Business Day or Business Day, as the case may be. Any such conversion shall not be deemed to be a prepayment of any of the loans for purposes of this Agreement or the Note.

              (d) Recoupment. If at any time the applicable rate of interest selected pursuant to Sections 4(a)(i) or 4(a)(ii) above shall exceed the Maximum Rate, thereby causing the interest on the Note to be limited to the Maximum Rate, then any subsequent reduction in the interest rate so selected or subsequently selected shall not reduce the rate of interest on the Note below the Maximum Rate until the total amount of interest accrued on the Note equals the amount of interest which would have accrued on the Note if the rate or rates selected pursuant to Sections 4(a)(i) or (ii), as the case may be, had at all times been in effect.

              (e) Default Rate. After maturity (whether by acceleration or otherwise), the principal balance of the Note shall bear interest to the extent permitted by law at a rate per annum equal to the lesser of (i) the Maximum Rate, or (ii) the Base Rate plus five percent (5%) (the "Default Rate").

       5.     SPECIAL PROVISIONS RELATING TO EURODOLLAR LOANS.

              (a) Unavailability of Funds or Inadequacy of Pricing. In the event that, in connection with any proposed Eurodollar Loan, Bank (i) shall have determined that U.S. Dollar deposits of the relevant amount and for the relevant Eurodollar Interest Period for Eurodollar Loans are not available to Bank in the London interbank market; or (ii) in good faith determines that the Eurodollar Interest Rate will not adequately reflect the cost to the Bank of maintaining or funding the Eurodollar Loans for such Interest Period, the obligations of the Bank to make the Eurodollar Loans, as the case may be, shall be suspended until such time such Bank in its sole discretion reasonably exercised determines that the event resulting in such suspension has ceased to exist. If Bank shall make such determination it shall promptly notify Borrower in writing, and Borrower shall either repay the outstanding Eurodollar Loans, as the case may be, owed to Bank, without penalty, on the last day of the current Interest Period or convert the same to Base Rate Loans in the case of Eurodollar Loans on the last day of the then current Interest Period for such Eurodollar Loan.

              (b) Reserve Requirements. In the event of any change in any applicable law, treaty or regulation or in the interpretation or administration thereof, or in the event any central bank or other fiscal monetary or other authority having jurisdiction over the Bank or the loans contemplated by this Agreement shall impose, modify or deem applicable any reserve requirement of the Board of Governors of the Federal Reserve System on any Eurodollar Loan or loans, or any other reserve, special deposit, or similar requirements against assets to, deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank or the London interbank market, as the case may be, any other condition affecting this Agreement or the Eurodollar Loans and the result of any of the foregoing is to increase the cost to the Bank in making or maintaining its Eurodollar Loans or to reduce any amount (or the effective return on any amount) received by the Bank hereunder, then Borrower shall pay to the Bank upon demand of the Bank as additional interest on the Note evidencing the Eurodollar Loans such additional amount or amounts as will reimburse the Bank for such additional cost or such reduction. The Bank shall give notice to Borrower upon becoming aware of any such change or imposition which may result in any such increase or reduction. A certificate of Bank setting forth the basis for the determination of such amount necessary to compensate Bank as aforesaid shall be delivered to Borrower and shall be conclusive as to such determination and such amount, absent error.

              (c) Taxes. Both principal and interest on the Note evidencing the Eurodollar Loans are payable without withholding or deduction for or on account of any taxes. If any taxes are levied or imposed on or with respect to the Note evidencing the Eurodollar Loans or on any payment on the Note evidencing the Eurodollar Loans made to the Bank, then, and in any such event, Borrower shall pay to the Bank upon demand of the Bank such additional amounts as may be necessary so that every net payment of principal and interest on the Note evidencing the Eurodollar Loans, after withholding or deduction for or on account of any such taxes, will not be less than any amount provided for herein. In addition, if at any time when the Eurodollar Loans are outstanding any laws enacted or promulgated, or any court of law or governmental agency interprets or administers any law, which, in any such case, materially changes the basis of taxation of payments to the Bank of principal of or interest on the Note evidencing the Eurodollar Loans by reason of subjecting such payments to double taxation or otherwise (except through an increase in the rate of tax on the overall net income of Bank) then Borrower will pay the amount of loss to the extent that such loss is caused by such a change. The Bank shall give notice to Borrower upon becoming aware of the amount of any loss incurred by the Bank through enactment or promulgation of any such law which materially changes the basis of taxation of payments to the Bank. The Bank shall also give notice on becoming aware of any such enactment or promulgation which may result in such payments becoming subject to double taxation or otherwise. A certificate of any Bank setting forth the basis for the determination of such loss and the computation of such amounts shall be delivered to Borrower and shall be conclusive of such determination and such amount, absent error.

              (d) Change in Laws. If at any time any new law or any change in existing laws or in the interpretation of any new or existing laws shall make it unlawful for the Bank to maintain or fund its Eurodollar Loans hereunder, then the Bank shall promptly notify Borrower in writing and Borrower shall either repay the outstanding Eurodollar Loans owed to the Bank, without penalty, on the last day of the current Interest Periods (or, if the Bank may not lawfully continue to maintain and fund such Eurodollar Loans, immediately), or Borrower may convert such Eurodollar Loans at such appropriate time to Base Rate Loans.

              (e) Option to Fund. The Bank shall have the option if the Borrower elects a Eurodollar Loan, to purchase one or more deposits in order to fund or maintain its funding of the principal balance of the Note to which such Eurodollar Loan is applicable during the Interest Period in question; it being understood that the provisions of this Agreement relating to such funding are included only for the purpose of determining the rate of interest to be paid under such Eurodollar Loan and any amounts owing hereunder and under the Note. The Bank shall be entitled to fund and maintain its funding of all or any part of that portion of the principal balance of the Note in any manner it sees fit, but all such determinations hereunder shall be made as if the Bank had actually funded and maintained that portion of the principal balance of the Note to which a Eurodollar Loan is applicable during the applicable Interest Period through the purchase of deposits in an amount equal to the principal balance of the Note to which such Eurodollar Loan is applicable and having a maturity corresponding to such Interest Period. The Bank may fund the outstanding principal balance of the Note which is to be subject to any Eurodollar Loan from any branch or office of the Bank as the Bank may designate from time to time.

              (f) Indemnity. Borrower shall indemnify and hold harmless the Bank against all reasonable and necessary out-of-pocket costs and expenses which the Bank may sustain (i) as a consequence of any default by Borrower under this Agreement, or (ii) as a result of the making of any loan or loans as a Eurodollar Loan under this Agreement.

              (g) Payments Not at End of Interest Period. If the Borrower makes any payment of principal with respect to any Eurodollar Loan on any day other than the last day of the Interest Period applicable to such Eurodollar Loan, then Borrower shall reimburse the Bank on demand for any loss, cost or expense incurred by the Bank as a result of the timing of such payment or in redepositing such principal amount, including the sum of (i) the cost of funds to the Bank in respect of such principal amount so paid, for the remainder of the Interest Period applicable to such sum, reduced, if the Bank is able to redeposit such principal amount so paid for the balance of the Interest Period, by the interest earned by Bank as a result of so redepositing such principal amount, plus (ii) any expense or penalty incurred by the Bank in redepositing such principal amount. A certificate of Bank setting forth the basis for the determination of the amount owed by Borrower pursuant to this Section 5(g) shall be delivered to the Borrower and shall be conclusive in the absence of manifest error.

       6. COLLATERAL SECURITY. To secure the performance by Borrower of its obligations hereunder, and under the Note and Security Instruments, whether now or hereafter incurred, matured or unmatured, direct or contingent, joint or several, or joint and several, including extensions, modifications, renewals and increases thereof, and substitutions therefore, Borrower shall contemporaneously with or prior to the execution of this Agreement and the Note, grant and assign to the Bank a first and prior security interest and Lien on certain of its Oil and Gas Properties, and on certain related equipment, oil and gas inventory and proceeds of the foregoing. All Oil and Gas Properties and other collateral in which Borrower has herewith granted or hereafter grants to the Bank either a first and prior Lien (to the satisfaction of the Bank) in accordance with this Section 6 or a negative pledge (to the satisfaction of the Bank) pursuant to Section 13 hereof or the Oil and Gas Properties listed and described on Annex 1, as such properties and interests are from time to time constituted, are hereinafter collectively called the "Collateral."

       The granting and assigning of such security interests and Liens by Borrower shall be pursuant to Security Instruments in form and substance reasonably satisfactory to the Bank. Concurrently with the delivery of each of the Security Instruments, Borrower shall furnish to the Bank mortgage and title opinions and other documents reasonably satisfactory to Bank with respect to the title and Lien status of Borrower's interests in not less than 81% of the Engineered Value of the Oil and Gas Properties. "Engineered Value" for this purpose shall mean future net revenues discounted at the discount rate being used by the Bank as of the date of any such determination utilizing the pricing parameters used in the engineering report furnished to the Bank pursuant to Sections 7 and 12 hereof. Borrower will cause to be executed and delivered to the Bank, in the future, additional Security Instruments if the Bank reasonably deems such are necessary to insure perfection or maintenance of Bank's security interests and Liens in the Oil and Gas Properties or any part thereof.

       7.     BORROWING BASE.

              (a) Initial Borrowing Base. During the period from the date hereof to the next Determination Date (as hereinafter defined), the Borrowing Base shall be $6,200,000.00.

              (b) Subsequent Determinations of Borrowing Base. Subsequent determinations of the Borrowing Base shall be made by the Bank at least semi-annually as set forth hereinbelow or as Unscheduled Redeterminations. In connection with each such determination of the Borrowing Base, the Bank shall also determine the Monthly Commitment Reduction. Borrower shall furnish to the Bank as soon as possible but in any event no later than March 1 of each year, beginning March 1, 1997, with an engineering report in form and substance reasonably satisfactory to Bank prepared by an independent petroleum engineer acceptable to Bank covering the Oil and Gas Properties utilizing pricing parameters used by Bank in its reasonable discretion as established from time to time, together with such other information concerning the value of the Collateral as the Bank may reasonably deem necessary to determine the value of the Collateral. By September 1 of each year, beginning September 1, 1996, or within thirty (30) days after either (i) receipt of notice from Bank that it requires an Unscheduled Redetermination, or
       (ii) Borrower gives notice to Bank of its desire to have an Unscheduled Redetermination performed, Borrower shall furnish to Bank an engineering report in form and substance satisfactory to Bank prepared in-house by Borrower valuing the Oil and Gas Properties using substantially the same methodology utilized by the independent petroleum engineer who prepared the most recent independent engineer's report, together with such other information, reports and data concerning the value of the Collateral as the Bank shall deem reasonably necessary to determine the value of such Collateral. Within thirty (30) days after receipt by Bank of such required information, or within a reasonable time thereafter, Bank shall notify Borrower of the new Borrowing Base and Monthly Commitment Reduction for the period beginning on the date of such notice (herein called the "Determination Date") and continuing until, but not including, the next Determination Date. If an Unscheduled Redetermination is made by the Bank, the Bank shall notify Borrower within a reasonable time after receipt of all requested information of the new Borrowing Base and Monthly Commitment Reduction, if any, and such new Borrowing Base and Monthly Commitment Reduction shall continue until the next Determination Date. If Borrower does not furnish all such information, reports and data by the date specified in this Section 7(b), unless such failure is of no fault of Borrower, the Bank may nonetheless designate the Borrowing Base and Monthly Commitment Reduction at any amount which the Bank determines in its discretion to be appropriate and may redesignate the Borrowing Base and Monthly Commitment Reduction from time to time thereafter until the Bank receives all such information, reports and data, whereupon the Bank shall designate a new Borrowing Base and Monthly Commitment Reduction as described above. If the information furnished by Borrower in connection with any scheduled Borrowing Base determination shall ever be unacceptable to the Bank, Bank shall have the right to require Borrower to furnish information acceptable to Bank, prepared by an independent engineer acceptable to Bank. The Bank shall determine the amount of the Borrowing Base and Monthly Commitment Reduction based upon the loan collateral value which it in its discretion (using such methodology, assumptions and discounts rates as Bank customarily uses in assigning collateral value to oil and gas properties) assigns to such Oil and Gas Properties of Borrower at the time in question and based upon such other credit factors consistently applied (including, without limitation, the assets, liabilities, cash flow, business, properties, prospects, management and ownership of Borrower and its affiliates) as the Bank customarily considers in evaluating similar oil and gas credits. It is expressly understood that the Bank has no obligation to designate the Borrowing Base or Monthly Commitment Reduction at any particular amount, except in the exercise of its discretion, whether in relation to the Revolving Commitment or otherwise, and that the Bank's commitment to advance funds hereunder is determined by reference to the Borrowing Base from time to time in effect. Provided, however, that the Bank shall never have the obligation to designate a Borrowing Base in excess of its legal or internal lending limits. If at any time any of the Oil and Gas Properties are sold pursuant to Section 12(q) hereof, the Borrowing Base then in effect shall immediately and automatically be reduced by a sum equal to the amount prepaid by Borrower pursuant to Section 12(q). The Borrowing Base shall be additionally reduced from time to time pursuant to the provisions of Sections 2(e) and 2(f) hereof.

       8.     FEES.

              (a) Origination Fee. Borrower shall pay to Bank on the Effective Date an Origination Fee (the "Origination Fee") equal to $10,000.00.

              (b) Unused Portion Fee. Borrower shall pay to Bank an Unused Portion Fee (hereinafter referred to as the "Unused Portion Fee") equivalent to one-half of one percent ( 1/2%) per annum on the daily average of the unadvanced amount of the Revolving Commitment as reduced from time to time pursuant to Sections 2(e) and (f) hereof. The Unused Portion Fee shall be payable in arrears on the last day of each calendar quarter beginning June 30, 1996, with the final fee payment on the Maturity Date for any period then ending for which the Unused Portion Fee shall not have been theretofore paid. In the event the Revolving Commitment terminates on any date prior to the end of any such calendar quarter, Borrower shall pay to Bank, on the date of such termination, the total Unused Portion Fee due for the period in which such termination occurs.

              (c) Borrowing Base Increase Fee. Borrower agrees to pay to Bank a Borrowing Base Increase Fee (hereinafter referred to as the "Borrowing Base Increase Fee") equal to one-fourth of one percent ( 1/4%) of the amount of any increase in the Borrowing Base from the amount of the Borrowing Base set as of the preceding Determination Date, said fee to be payable upon notice to Borrower of such increase.

              (d) Letter of Credit Fee. Borrower shall pay to Bank the Letter of Credit fees and amendment fees required above in Section 2(d).

       9.     PREPAYMENTS.

              (a) Voluntary Prepayments. The Borrower may at any time and from time to time, without penalty or premium, prepay the Note, in whole or in part. Each such prepayment shall be made on at least one (1) Business Day's notice to Bank and shall be in a minimum amount of $100,000 or the unpaid balance on the Note, whichever is less.

              (b) Mandatory Prepayment. In the event the aggregate principal amount outstanding on the Note ever exceeds the Borrowing Base as determined by Bank pursuant to Section 7(b) hereof (a "Borrowing Base Deficiency"), Borrower shall, within sixty (60) days after written notification from the Bank, either (A) by instruments reasonably satisfactory in form and substance to the Bank, provide the Bank with additional collateral with value and quality in amounts satisfactory to the Bank in its sole discretion in order to increase the Borrowing Base by an amount at least equal to such excess, or (B) prepay, without premium or penalty, the principal amount of the Note in an amount at least equal to such excess plus interest thereon to the date of such prepayment.

       10. REPRESENTATIONS AND WARRANTIES. In order to induce the Bank to enter into this Agreement, Borrower hereby represents and warrants to the Bank (which representations and warranties will survive the delivery of the Note) that:

              (a) Partnership Existence. Borrower is a limited partnership duly formed under the laws of the State of Delaware and is duly qualified in all jurisdictions wherein the failure to qualify could reasonably be expected to result in Material Adverse Effect.

              (b) Authority of Managing General Partner. Brigham Exploration Company ("BEC") is the managing general partner of Borrower and on behalf of Borrower is duly authorized and empowered to create and issue the Note; and BEC is duly authorized and empowered to execute, deliver and perform the Security Instruments, including this Agreement; and all action on BEC's part requisite for due creation and issuance of the Note and for the due execution, delivery and performance of the Security Instrument, including this Agreement, has been duly and effectively taken.

              (c) Binding Obligations. This Agreement does, and the Note and other Loan Documents upon their creation, issuance, execution and delivery will, constitute valid and binding obligations of Borrower, enforceable in accordance with its terms (except that enforcement may be subject to any applicable bankruptcy, insolvency, or similar debtor relief laws now or hereafter in effect and relating to or affecting the enforcement of creditors rights generally).

              (d) No Legal Bar or Resultant Lien. The Note and the Loan Documents, including this Agreement, do not and will not, to the best of Borrower's knowledge, violate any provisions of any contract, agreement, law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject, or result in the creation or imposition of any lien or other encumbrance upon any assets or properties of Borrower, other than those contemplated by this Agreement.

              (e) No Consent. The execution, delivery and performance by Borrower of the Note and the Security Instruments, including this Agreement, does not require the consent or approval of any other person or entity, including without limitation any regulatory authority or governmental body of the United States or any state thereof or any political subdivision of the United States or any state thereof or any political subdivision of the United States or any state thereof except for (i) consents required for federal, state and, in some instances, private leases, right of ways and other conveyances or encumbrances of oil and gas leases (all of which consents have been obtained by Borrower) and (ii) those consents the failure to obtain could reasonably be expected not to cause a Material Adverse Effect.

              (f) Financial Condition. The Financial Statements of Borrower dated December 31, 1995, which have been delivered to Bank are complete and correct in all material respects, and fully and accurately reflect in all material respects the financial condition and results of the operations of the Borrower as of the date or dates and for the period or periods stated, and such Financial Statements have been prepared in accordance with GAAP. No change has since occurred in the condition, financial or otherwise, of Borrower which is reasonably expected to have a Material Adverse Effect, except as disclosed to the Bank in Schedule "3" attached hereto.

              (g) Liabilities. Borrower has no material (individually or in the aggregate) liability, direct or contingent, except as disclosed to the Bank in the Financial Statements or on Schedule "4" attached hereto. No unusual or unduly burdensome restrictions, restraint, or hazard exists by contract, law or governmental regulation or otherwise relative to the business, assets or properties of Borrower which is reasonably expected to have a Material Adverse Effect.

              (h) Litigation. Except as described in the Financial Statements, or as otherwise disclosed to the Bank in Schedule "5" attached hereto, there is no litigation, legal or administrative proceeding, investigation or other action of any nature pending or, to the knowledge of the general partner of Borrower, threatened against or affecting Borrower which involves the possibility of any judgment or liability not fully covered by insurance, and which is reasonably expected to have a Material Adverse Effect.

              (i) Taxes; Governmental Charges. Borrower has filed all tax returns and reports required to be filed and has paid all taxes, assessments, fees and other governmental charges levied upon it or its assets, properties or income which are due and payable, including interest and penalties, the failure of which to pay could reasonably be expected to have a Material Adverse Effect, except such as are being contested in good faith by appropriate proceedings and for which adequate reserves for the payment thereof as required by GAAP has been provided and levy and execution thereon have been stayed and continue to be stayed.

              (j) Titles, Etc. Borrower has good and defensible title to the Oil and Gas Properties, free and clear of all Liens except Permitted Liens.

              (k) Defaults. Borrower is not in default and no event or circumstance has occurred which, but for the passage of time or the giving of notice, or both, would constitute a default under any loan or credit agreement, indenture, mortgage, deed of trust, security agreement or other agreement or instrument to which Borrower is a party in any respect that would be reasonably expected to have a Material Adverse Effect. No Event of Default hereunder has occurred and is continuing.

              (l) Casualties; Taking of Properties. Since the dates of the latest Financial Statements of Borrower delivered to Bank, neither the business nor the assets or properties of Borrower have been affected (to the extent it could reasonably be expected to have a Material Adverse Effect), as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces or acts of God or of any public enemy.

              (m) Use of Proceeds; Margin Stock. The availability under the Revolving Commitment shall be used by Borrower for (i) the issuance of Letters of Credit, (ii) working capital and (iii) general business purposes. Borrower is not engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any "margin stock" as defined in Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. Part
       221), or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry a margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of said Regulation U.

              Neither Borrower nor any person or entity acting on behalf of Borrower has taken or will take any action which might cause the loans hereunder or any of the Security Instruments, including this Agreement, to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereafter be in effect.

              (n) Location of Business and Offices. The principal place of business of Borrower is located at 5949 Sherry Lane, Suite 1616, Dallas, Texas 75225.

              (o) Compliance with the Law. To the best of Borrower's knowledge, Borrower:

                     (i) is not in violation of any law, judgment, decree, order, ordinance, or governmental rule or regulation to which Borrower, or any of its assets or properties are subject; and

                     (ii) has not failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of any of its assets or properties or the conduct of its business;

       which violation or failure is reasonably expected to have a Material Adverse Effect.

              (p) No Material Misstatements. No information, exhibit or report (other than financial projections and other projections relating to Borrower's drilling and production from the Oil and Gas Properties which are, to the best of Borrower's knowledge at the time provided, complete and accurate projections) furnished by Borrower to the Bank in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

              (q) Not A Utility. Borrower is not an entity engaged in the State of Texas in the (i) generation, transmission, or distribution and sale of electric power; (ii) transportation, distribution and sale through a local distribution system of natural or other gas for domestic, commercial, industrial, or other use; (iii) ownership or operation of a pipeline for the transmission or sale of natural or other gas, crude oil or petroleum products to other pipeline companies, refineries, local distribution systems, municipalities, or industrial consumers; (iv) provision of telephone or telegraph service to others;
       (v) production, transmission, or distribution and sale of steam or water; (vi) operation of a railroad; or (vii) provision of sewer service to others.

              (r) ERISA. Borrower is in compliance in all material respects with the applicable provisions of ERISA, and no "reportable event", as such term is defined in Section 4043 of ERISA, has occurred with respect to any Plan of Borrower which is reasonably likely to cause a Material Adverse Effect.

              (s) Environmental Matters. Except as disclosed on Schedule "6", Borrower has not received notice or otherwise learned of (i) any Environmental Liability which could reasonably be expected to individually or in the aggregate have a

       Material Adverse Effect arising in connection with (A) any non-compliance with or violation of the requirements of any Environmental Law or (B) the release or threatened release of any toxic or hazardous waste into the environment, (ii) any threatened or actual liability in connection with the release or threatened release of any toxic or hazardous waste into the environment which could reasonably be expected to individually or in the aggregate have a Material Adverse Effect or
       (iii) any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any toxic or hazardous waste into the environment for which Borrower is or may be liable which could reasonably be expected to result in a Material Adverse Effect.

              (t) Ownership of Borrower. The general partnership interests in Borrower are owned by the individuals and entities listed on Schedule "1".

              (u) Liens. Except for Permitted Liens, the Oil and Gas Properties are free and clear of all Liens and security interests.

       11.    CONDITIONS OF LENDING.

              (a) The obligation of the Bank to make the initial Advance under the Revolving Commitment shall be subject to the following conditions precedent:

                     (i) Execution and Delivery. Borrower shall have executed and delivered to the Bank the Note, this Agreement and the other Loan Documents, and other required documents, all in form and substance satisfactory to the Bank;

                     (ii) Legal Opinion. The Bank shall have received from Borrower's legal counsel a favorable legal opinion in form and substance satisfactory to Bank (i) as to the matters set forth in Subsections 10(a), (b), (c), (d), (e) and (h) hereof, and (ii) as to such other matters as Bank or its counsel may reasonably request;

                     (iii) Partnership Agreement. The Bank shall have received a copy of the Borrower's Partnership Agreement and all amendments thereto, certified to by the President or Vice President of the General Partner as being a true and correct copies of such Agreement and all amendments;

                     (iv) Good Standing and Existence. The Bank shall have received evidence of existence and good standing for Borrower and BEC;

                     (v) Corporate Resolutions. The Bank shall have received appropriate certified corporate resolutions of BEC;

                     (vi) Incumbency. The Bank shall have received a signed certificate of the officers of BEC, certifying the names of each of the officers of BEC authorized to sign loan documents on behalf of Borrower, together with the true signatures of each such officer. The Bank may conclusively rely on such certificate until the Bank receives a further certificate of the authorized officers of BEC canceling or amending the prior certificate and submitting signatures of the officers named in such further certificate;

                     (vii) Title. The Bank shall have received satisfactory evidence of the state of title to at least 81% of the Engineered Value of the Oil and Gas Properties;

                     (viii) Subordinated Debt.  The Bank shall have received
              satisfactory evidence in the form of a letter to the Lenders (as defined in the Subordinated Debt Agreement) to the effect that the obligations owed the Bank under this Agreement have been designated by Borrower as "Senior Obligations" pursuant to the provision of that certain Subordinated Debt Agreement together with evidence of the receipt by each subordinated lender of such letter;

                     (ix) Management Committee Approval. The Bank shall have received appropriate resolutions of the Management Committee of Borrower approving the transactions described in this Agreement;

                     (x) Representation and Warranties. The representations and warranties of Borrower under this Agreement are true and correct in all material respects as of such date, as if then made (except to the extent that such representations and warranties related solely to an earlier date);

                     (xi) No Event of Default. No Event of Default shall have occurred and be continuing nor shall any event have occurred or failed to occur which, with the passage of time or service of notice, or both, would constitute an Event of Default;

                     (xii) Other Documents. The Bank shall have received such other instruments and documents incidental and appropriate to the transaction provided for herein as the Bank or its counsel may reasonably request, and all such documents shall be in form and substance reasonably satisfactory to the Bank; and

                     (xiii) Legal Matters Satisfactory. All legal matters incident to the consummation of the transactions contemplated hereby shall be reasonably satisfactory to special counsel for the Bank retained at the expense of Borrower.

              (b) The obligation of the Bank to make any Advance (including the initial Advance) on the Revolving Commitment shall be subject to the following additional conditions precedent that, at the date of making each such Advance and after giving effect thereto:

                     (i) Representation and Warranties.  With respect to any
              Advance, the representations and warranties of Borrower under this Agreement are true and correct in all material respects as of such date, as if then made (except to the extent that such representations and warranties related solely to an earlier date);

                     (ii) No Event of Default.  No Event of Default shall have
              occurred and be continuing nor shall any event have occurred or failed to occur which, with the passage of time or service of notice, or both, would constitute an Event of Default;

                     (iii) Other Documents.  The Bank shall have received such
              other instruments and documents incidental and appropriate to the transaction provided for herein as the Bank or its counsel may reasonably request, and all such documents shall be in form and substance reasonably satisfactory to the Bank; and

                     (iv) Legal Matters Satisfactory.  All legal matters
              incident to the consummation of the transactions contemplated hereby shall be reasonably satisfactory to special counsel for the Bank retained at the expense of Borrower.

       12.    AFFIRMATIVE COVENANTS.  A deviation from the provisions of this
Section 12 shall not constitute an Event of Default under this Agreement if such deviation is consented to in writing by the Bank. Without the prior written consent of the Bank, Borrower will at all times comply with the covenants contained in this Section 12 from the date hereof and for so long as any part of the Revolving Commitment is in existence.

              (a) Financial Statements and Reports. Borrower shall promptly furnish to the Bank from time to time upon request such information regarding the business and affairs and financial condition of the Borrower, as the Bank may reasonably request, and will furnish to the
       Bank:

                     (i) Annual Audited Financial Statements. As soon as available, and in any event within ninety (90) days after the close of each fiscal year beginning with the fiscal year ended December 31, 1995, the annual audited consolidated Financial Statements of Borrower, prepared in accordance with GAAP accompanied by an unqualified opinion rendered by an independent accounting firm reasonably acceptable to the Bank;

                     (ii) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each calendar quarter of each year (except the last calendar quarter of any fiscal year), beginning with the fiscal quarter ended March 31, 1996, the quarterly unaudited Financial Statements of Borrower prepared in accordance with GAAP;

                     (iii) Report on Properties. As soon as available and in any event on or before March 1 and September 1 of each calendar year, and at such other times as Bank, in accordance with Section 7 hereof, may request, the engineering reports required to be furnished to the Bank under such Section 7 on the Oil and Gas Properties;

                     (iv) Monthly Production Reports. Within 30 days after the end of each month, a monthly report, in form and substance satisfactory to the Bank, indicating the next preceding month's sales volume, sales revenues, production taxes, operating expense and net operating income from the Oil and Gas Properties, with detailed calculations and worksheets, in the form of Schedule "7" attached hereto and in substance satisfactory to Bank;

                     (v) Schedule of Liabilities. As soon as available, and in any event within forty-five (45) days after the end of each calendar quarter of each year (except for the last calendar quarter of any year where the schedules required herein shall be delivered within ninety (90) days of the end of such quarter), beginning with the calendar quarter ended March 31, 1996, a schedule of all material contingent liabilities together with a statement of the current status of each such liability, in form and in substance satisfactory to Bank;

                     (vi) Additional Information. Promptly upon request of the Bank from time to time any additional financial information or other information that the Bank may reasonably request.

       All such information, reports, balance sheets and Financial Statements referred to in Subsection 12(a) above shall be in such detail as the Bank may reasonably request and shall be prepared in a manner consistent with the Financial Statements.

              (b) Certificates of Compliance. Concurrently with the furnishing of the annual Financial Statements of Borrower pursuant to Subsection 12(a)(i) hereof and the quarterly Financial Statements of Borrower pursuant to Section 12(a)(ii) hereof, Borrower will furnish or cause to be furnished to the Bank a certificate in the form of Exhibit "C" attached hereto, signed by the Chief Financial Officer of the Borrower (i) stating that, except as otherwise disclosed therein, Borrower has fulfilled in all material respects its obligations under this Agreement and the other Loan Documents and that all representations and warranties made herein and therein continue (except to the extent they relate solely to an earlier date) to be true and correct in all material respects (or specifying the nature of any change), or if an Event of Default has occurred, specifying the Event of Default and the nature and status thereof; (ii) to the extent requested from time to time by the Bank, specifically affirming compliance of Borrower in all material respects with any of its representations (except to the extent they relate solely to an earlier date) or obligations under said instruments; (iii) setting forth the computation, in reasonable detail as of the end of each period covered by such certificate, of compliance with Sections 13(b) and (c); and (iv) containing or accompanied by such financial or other details, information and material as the Bank may reasonably request to evidence such compliance.

              (c) Taxes and Other Liens. The Borrower will pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon Borrower or upon the income or any assets or property of the Borrower as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a Lien (other than a Permitted Lien) upon any or all of the assets or property of Borrower and which could reasonably be expected to result in a Material Adverse Effect; provided, however, that Borrower shall not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted, levy and execution thereon have been stayed and continue to be stayed, and Borrower shall have set up adequate reserves therefor, if required, under GAAP.

              (d) Compliance with Laws. Borrower will observe and comply, in all material respects, with all applicable laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, orders and restrictions relating to environmental standards or controls or to energy regulations of all federal, state, county, municipal and other governments, departments, commissions boards, agencies, courts, authorities, officials and officers, domestic or foreign the failure to observe and comply with which could reasonably be expected to have a Material Adverse Effect.

              (e) Further Assurances. Borrower will cure, or cause to be cured, promptly any defects in the creation and issuance of the Note and the execution and delivery of the Note and the other Loan Documents, including this Agreement. Borrower at its sole expense will promptly execute and deliver to Bank upon its reasonable request all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements in this Agreement, or to correct any omissions in the Note or more fully to state the obligations set out herein.

              (f) Performance of Obligations. Borrower will pay the Note and other obligations incurred by it hereunder according to the reading, tenor and effect thereof and hereof; and Borrower will do and perform every act and discharge all of the obligations provided to be performed and discharged by Borrower under the Loan Documents, including this Agreement, at the time or times and in the manner specified.

              (g) Insurance. The Borrower now maintains and will continue to maintain insurance with financially sound and reputable insurers with respect to its assets against such liabilities, fires, casualties, risks and contingencies and in such types and amounts as is customary in the case of persons engaged in the same or similar businesses and similarly situated where the failure to so maintain such insurance could reasonably be expected to have a Material Adverse Effect. Upon request of the Bank, the Borrower will furnish or cause to be furnished to the Bank from time to time a summary of the respective insurance coverage of Borrower in form and substance satisfactory to the Bank, and, if requested, will furnish the Bank copies of the applicable policies.
       Upon demand by Bank any insurance policies covering the Oil and Gas Properties shall be endorsed (i) to provide that such policies may not be canceled, reduced or affected in any manner for any reason without fifteen (15) days prior notice to Bank, (ii) to provide for insurance against fire, casualty and other hazards normally insured against, in the amount of the full value (less a reasonable deductible not to exceed amounts customary in the industry for similarly situated business and properties) of the property insured, and (iii) to provide for such other matters as the Bank may reasonably require. The Borrower shall at all times maintain adequate insurance with respect to the Oil and Gas Properties or any collateral against its liability for injury to persons or property, which insurance shall be by financially sound and reputable insurers and shall without limitation provide the following coverages: comprehensive general liability (including coverage for damage to underground resources and equipment, damage caused by blowouts or cratering, damage caused by explosion, damage to underground minerals or resources caused by saline substances, broad form property damage coverage, broad form coverage for contractually assumed liabilities and broad form coverage for acts of independent contractors), worker's compensation and automobile liability. The Borrower shall, if deemed economical in the reasonable discretion of the Borrower, at all times maintain cost of control of well insurance with respect to the Oil and Gas Properties which shall insure the Borrower against seepage and pollution expense; redrilling expense; and cost of control of well; fires, blowouts, etc. Additionally, the Borrower shall at all times maintain adequate insurance with respect to all of its other assets and wells in accordance with prudent business practices.

              (h) Accounts and Records. Borrower will keep books, records and accounts in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities, prepared in a manner consistent with prior years, subject to changes required by GAAP or suggested by Borrower's auditors where the failure to maintain such books, records and account could reasonably be expected to have a Material Adverse Effect.

              (i) Right of Inspection. Borrower will permit any officer, employee or agent of the Bank to examine the Borrower's books, records and accounts, and take copies and extracts therefrom, all at such reasonable times during normal business hours and as often as the Bank may reasonably request. The Bank will keep all such information confidential and will not without prior written consent disclose or reveal the information or any part thereof to any person other than the Bank's officers, employees, legal counsel, regulatory authorities or advisors to whom it is necessary to reveal such information for the purpose of effectuating the agreements and undertakings specified herein or as otherwise required by law or in connection with the enforcement of Bank's rights and remedies under the Note, this Agreement and the other Loan Documents. The Bank will make reasonable efforts to insure that any person to whom such confidential information is disclosed will keep such information confidential.

              (j) Notice of Certain Events. Borrower shall promptly notify the Bank if Borrower learns of the occurrence of (i) any event which constitutes a Default or an Event of Default (including, but not limited to, a Change of Control) together with a detailed statement by Borrower of the steps being taken to cure the Default or Event of Default; or (ii) any legal, judicial or regulatory proceedings affecting the Borrower or any of the assets or properties of the Borrower which, if adversely determined, could have a Material Adverse Effect; or (iii) any dispute between the Borrower and any governmental or regulatory body or any other person or entity which, if adversely determined, could cause a Material Adverse Effect; or (iv) any other matter which in Borrower's opinion could reasonably be expected to have a Material Adverse Effect.

              (k) ERISA Information and Compliance. Borrower will promptly furnish to the Bank immediately upon becoming aware of the occurrence of any "reportable event", as such term is defined in Section 4043 of ERISA, or of any "prohibited transaction", as such term is defined in
       Section 4975 of the Internal Revenue Code of 1954, as amended, in connection with any Plan or any trust created thereunder, a written notice signed by the President or Chief Financial Officer of Borrower specifying the nature thereof, what action Borrower is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto.

              (l) Environmental Reports and Notices. Borrower will deliver to the Bank (i) promptly upon its becoming available, one copy of each report sent by the Borrower to any court, governmental agency or instrumentality pursuant to any Environmental Law (excluding, however, reports filed with the Texas Railroad Commission or any similar state or federal agency in the ordinary course of Borrower's business where the report does not disclose, or is not in response to allegations of, violation by Borrower of an Environmental Law), (ii) notice, in writing, promptly upon Borrower's learning that it has received notice or otherwise learned of any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability arising in connection with (x) the non-compliance with or violation of the requirements of any Environmental Law which could reasonably be expected to have a Material Adverse Effect; (y) the release or threatened release of any toxic or hazardous waste into the environment which could reasonably be expected to have a Material Adverse Effect or which release Borrower would have a duty to report to any court or government agency or instrumentality, or (iii) the existence of any Environmental Lien on any properties or assets of the Borrower and Borrower shall immediately deliver a copy of any such notice to Bank.

              (m) Maintenance. The Borrower will (i) observe and comply in all material respects with all Environmental Laws where the failure to comply could reasonably be expected to have a Material Adverse Effect;
       (ii) except as provided in Subsections 12(o) and 12(p) below, maintain, preserve, and keep or cause to be maintained, preserved and kept its Oil and Gas Properties and all appurtenances thereto, including, without limitation, all buildings, improvements, machinery, equipment, pipelines, fixtures and other personal property of every kind or character in respect of the Oil and Gas Properties, in thorough repair, working order and condition, and from time to time, at our own expense, do and cause to be done all necessary and proper repairs, renewals, replacements and substitutions of the Oil and Gas Properties and all appurtenances thereto, so that at all times the state and condition of the Oil and Gas Properties and all appurtenances thereto will be fully preserved and maintained; (iii) take or cause to be taken whatever actions are necessary or desirable to prevent an event or condition of default by Borrower under the provisions of any gas purchase or sales contract or any other contract, agreement or lease comprising a part of the Oil and Gas Properties or other collateral security hereunder which default could reasonably be expected to result in a Material Adverse Effect; and (iv) furnish Bank upon request with a certificate of the chief executive officer or chief financial officer or other evidence satisfactory to Bank to the effect that there are no Liens, claims or encumbrances superior to the Lien of the Bank on the Oil and Gas Properties, except laborers', vendors', repairmen's, mechanics', worker's, or materialmen's liens arising by operation of law or incident to the construction or improvement of property if the obligations secured thereby are not yet due or are being contested in good faith by appropriate legal proceedings or Permitted Liens.

              (n) Operation of Properties. Except as provided in Subsection 12(o) and (p) below, the Borrower will operate, or use reasonable efforts to cause to be operated, all Oil and Gas Properties in a careful and efficient manner in accordance with the practice of the industry and in compliance in all material respects with all applicable laws, rules, and regulations, and in compliance in all material respects with all applicable proration and conservation laws of the jurisdiction in which the properties are situated, and all applicable laws, rules, and regulations, of every other agency and authority from time to time constituted to regulate the development and operation of the properties and the production and sale of hydrocarbons and other minerals therefrom where the failure to so operate could reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower shall have the right to contest in good faith by appropriate proceedings, the applicability or lawfulness of any such law, rule or regulation and pending such contest may defer compliance therewith, as long as such deferment shall not subject the properties or any part thereof to foreclosure or loss.

              (o) Compliance with Leases and Other Instruments. The Borrower will pay or cause to be paid and discharge all rentals, delay rentals, royalties, production payment, and indebtedness required to be paid by Borrower (or required to keep unimpaired in all material respects the rights of Borrower in Oil and Gas Properties) accruing under, and perform or cause to be performed in all material respects each and every act, matter, or thing required of Borrower by each and all of the assignments, deeds, leases, subleases, contracts, and agreements in any way relating to Borrower or any of the Oil and Gas Properties and do all other things necessary of Borrower to keep unimpaired in all material respects the rights of Borrower thereunder and to prevent the forfeiture thereof or default thereunder where the failure to so pay or perform or do other things could reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Agreement shall be deemed to require Borrower to perpetuate or renew any oil and gas lease or other lease by payment of rental or delay rental or by commencement or continuation of operations nor to prevent Borrower from abandoning or releasing any oil and gas lease or other lease or well thereon when, in any of such events, in the opinion of Borrower exercised in good faith, it is not in the best interest of the Borrower to perpetuate the same.

              (p) Certain Additional Assurances Regarding Maintenance and Operations of Properties. With respect to those Oil and Gas Properties which are being operated by operators other than the Borrower, the Borrower shall not be obligated to perform any undertakings contemplated by the covenants and agreement contained in Subsections 12(m) through 12(o) hereof which are performable only by such operators and are beyond the control of Borrower; and otherwise Borrower's covenants as expressed in Subsections 12(m) through 12(o) are modified to require that Borrower use reasonable efforts to obtain compliance with such covenants by the working interest owners or the operator or operators of the Oil and Gas Properties, including, without limitation, the exercise by Borrower of all rights under any operating agreements to which Borrower is a party.

              (q) Sale of Certain Assets/Prepayment of Proceeds. The Borrower will, immediately pay over to the Bank as a prepayment of principal, 100% of the Release Price (net of federal income taxes and direct costs of sale) received by the Borrower from the sale of any or all of the Oil and Gas Properties other than the sale of production in the ordinary course of Borrower's business, which sale has been approved in advance by the Bank. Any prepayment made by Borrower pursuant to this Section 12(q) shall reduce the Borrowing Base dollar for dollar. The term "Release Price" as used herein shall mean a price determined by the Bank in its discretion based upon the loan collateral value which Bank in its discretion (using such methodology, assumptions and discounts rates as Bank customarily uses in assigning collateral value to oil and gas properties, oil and gas gathering systems, gas processing and plant operations) assigns to such Oil and Gas Properties at the time in question.

              (r) Title Matters. As to any Oil and Gas Properties hereafter mortgaged to Bank, Borrower will promptly (but in no event more than sixty (60) days following such mortgaging), furnish Bank with title opinions and/or title information reasonably satisfactory to Bank showing good and defensible title of Borrower to such Oil and Gas Properties subject only to Permitted Liens.

              (s) Curative Matters. Within ninety (90) days after the date hereof with respect to matters listed on Schedule "8" (except for item #3 on Schedule "8" for which there is only a ten (10) day cure period) and, thereafter, within ninety (90) days after receipt by Borrower from Bank or its counsel of written notice of title defects the Bank reasonably requires to be cured, Borrower shall either (i) provide such curative information, in form and substance satisfactory to Bank, (ii) substitute Oil and Gas Properties of value and quality satisfactory to the Bank for all of Oil and Gas Properties for which such title curative was requested but upon which Borrower elected not to provide such title curative information, and, within ninety (90) days of such substitution, provide title opinions or title information satisfactory to the Bank covering the Oil and Gas Properties so substituted, or (iii) make a prepayment of principal equal to the amount, if any, the principal amount due on the Note exceeds the Borrowing Base as a result of the value of such Oil and Gas Properties (as determined by the Bank pursuant to Section 7(b) hereof) being deducted from the then available Borrowing Base.

              (t) Change of Principal Place of Business. Borrower shall give Bank at least thirty (30) days prior written notice of its intention to move its principal place of business from the address set forth in Section 16 hereof.

              (u) Bank Accounts. Borrower shall establish and maintain with Bank one or more operating accounts for Borrower (the "Operating Accounts") and a lockbox accounts for Borrower ("Lockbox Account"), the maintenance of each of which shall be subject to such rules and regulations as the Bank shall from time to time specify. Such accounts shall be maintained with the Bank until all amounts due hereunder and under the Note have been paid in full. Borrower shall, within ten (10) days of the Effective Date, instruct and cause all monetary proceeds of production from the Oil and Gas Properties to be remitted to the Lockbox Accounts. Such proceeds of production shall not be redirected without the prior written consent of the Bank until such time as all indebtedness due Bank by Borrower has been paid in full. If no Event of Default has occurred and is continuing, the full balance of the Lockbox Account each day will be deposited into the Operating Accounts. The Borrower hereby grants a security interest to Bank in and to the Lockbox Account and the Operating Accounts (collectively, the "Cash Collateral Accounts") and all checks, drafts and other items ever received by Bank for deposit therein. If any Event of Default shall occur and be continuing, Bank shall have the immediate right, without prior notice or demand, to take and apply against the Borrower's obligations hereunder any and all funds legally and beneficially owned by the Borrower then or thereafter on deposit in the Cash Collateral Accounts.

              (v) Additional Collateral. Borrower agrees to regularly monitor on or before each Determination Date all producing oil and gas properties and interests acquired and/or drilled by Borrower on or after the date hereof used in the calculation of the Borrowing Base and pledge or cause to be pledged such of the same to Bank in substantially the form of the Security Instruments, as applicable, so that the Bank shall at all times during the existence of the Revolving Commitment be secured by perfected Liens covering not less than ninety percent (90%) of the Engineered Value of all producing oil and gas properties of Borrower used in the calculation of the Borrowing Base.

       13.    NEGATIVE COVENANTS.  A deviation from the provisions of this
Section 13 shall not constitute an Event of Default under this Agreement if such deviation is consented to in writing by the Bank. Without the prior written consent of the Bank, Borrower will at all times comply with the covenants contained in this Section 13 from the date hereof and for so long as any part of the Revolving Commitment is in existence.

              (a) Liens. Borrower will not create, incur, assume or permit to exist any Lien or security interest on any of its assets or properties (except office equipment) except Permitted Liens.

              (b) Current Ratio. Borrower will not allow its ratio of Current Assets to Current Liabilities to be less than 1.0 to 1.0 during any period beginning on the Effective Date and ending on the Maturity Date, said ratio to be tested at the end of each fiscal quarter.

              (c) Debt Service Coverage Ratio. Borrower will not allow its ratio of Net Cash Flow to Debt Service for any fiscal quarter, to ever be less than 1.0 to 1.0; provided, however, that at any time the Monthly Commitment Reduction equals $0 per month, then in such event, the Borrower will not allow its ratio of Net Cash Flow to Debt Service to be less than (i) 2.0 to 1.0 for any fiscal quarter ended on or before September 30, 1996, (ii) 2.25 to 1.0 for the fiscal quarter ended December 31, 1996 and (iii) 2.5 to 1.0 for any fiscal quarter thereafter.

              (d) Debts, Guaranties and Other Obligations. Borrower will not incur, create, assume or in any manner become or be liable in respect of any indebtedness, nor will the Borrower guarantee or otherwise in any manner become or be liable in respect of any indebtedness, liabilities or other obligations of any other person or entity, whether by agreement to purchase the indebtedness of any other person or entity or agreement for the furnishing of funds to any other person or entity through the purchase or lease of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan or issuance of preferred stock or other quasi-equity) for the purpose of paying or discharging the indebtedness of any other person or entity, or otherwise, except that the foregoing restrictions shall not apply to:

                     (i) the Note, or other indebtedness of Borrower heretofore disclosed to Bank in Borrower's Financial Statements or on Schedule "4" hereto;

                     (ii) taxes, assessments or other government charges which are not yet due or are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor;

                     (iii) indebtedness incurred in the ordinary course of business, including, but not limited to indebtedness for drilling, completing, leasing and reworking oil and gas wells;

                     (iv) indebtedness or lease obligations incurred for the purchase of computers and/or telephone systems and/or other equipment related to Borrower's operations; or

                     (v) renewals or extensions of any or all of the foregoing.

              (e) Loans and Advances. Borrower shall not make or permit to remain outstanding any loans or advances to any person or entity, except that the foregoing restriction shall not apply to:

                     (i) loans or advances the material details of which have been set forth in the Financial Statements of Borrower heretofore furnished to Bank or have otherwise heretofore been disclosed to Bank on Schedule "9" hereto; and

                     (ii) advances made in the ordinary course of Borrower's business as conducted on the Effective Date.

              (f) Nature of Business. Borrower will not permit any material change to be made in the character of its business as carried on at the date hereof which could reasonably be expected to have a Material Adverse Effect.

              (g) Hedging Transactions. Borrower will not enter into any transaction providing (i) for the hedging, forward sale or swap of crude oil or natural gas or other commodities, or (ii) for a swap, collar, floor, cap, option, corridor, or other contract which is intended to reduce or eliminate the risk of fluctuation in interest rates, as such terms are referred to in the capital markets, except the foregoing prohibitions shall not apply to (x) transactions consented to in writing by the Bank which are on terms acceptable to the Bank, or (y) Pre-approved Contracts. The term "Pre-Approved Contracts" as used herein shall mean any contract or agreement (i) to hedge, forward, sell or swap crude oil or natural gas or otherwise sell up to 75% of Borrower's monthly production forecast for all of Borrower's proved and producing oil and gas properties for the period covered by the proposed hedging transaction, (ii) with a maturity of twelve (12) months or less,
       (iii) with "strike prices" per barrel greater than the Bank's forecasted price in the most recent engineering evaluation of the Borrower's oil and gas properties, adjusted for the difference between the forecasted price and the Borrower's actual product price as determined by Bank, and
       (iv) with counter-parties to the hedging agreement which are approved by Bank.

              (h) Sale of Assets. Borrower shall not sell, transfer or otherwise dispose of the Oil and Gas Properties except for production from the oil and gas properties and undeveloped leases or acreage sold in the ordinary course of Borrower's business.

              (i) Transactions with Affiliates. Borrower will not enter into any transaction with any of its affiliates, except transactions upon terms no less favorable to it than would be obtained in a transaction negotiated at arm's length with a unrelated third party.

              (j) Consolidations and Mergers. Borrower will not consolidate or merge with or into any other Person, except that Borrower may merge with another Person if Borrower is the surviving entity in such merger and if, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

              (k) Distributions. Borrower will not make any distribution of any kind to its partners except cash distributions to the partners in Borrower for the payment by such partner or partners of federal or state income taxes on such partner or partners' proportionate share of the Borrower's taxable income, such distribution for such purpose to assume the maximum tax rate for each such partner. Provided, however, that prior to making any such distribution of any partner, Borrower will provide to the Bank a certificate of its chief financial officer certifying that such distribution was made in compliance with the aforesaid standard or requirement. In addition, Borrower shall provide Bank with a copy of the K-1 Supplemental

       Exhibit to Internal Revenue Service Form 1065 relating to such partner or partners at the same time the K-1 is made available to the partner or partners.

              (l) Investments. Borrower shall not make any investments in any person or entity, except such restriction shall not apply to:

                     (i) investments and direct obligations of the United States of America or any agency thereof;

                     (ii) investments in certificates of deposit issued by Bank or certificates of deposit with maturities of less than one year, issued by other commercial banks in the United States having capital and surplus in excess of $500,000,000 and which have a rating of (A) 50 or above by Sheshunoff and (B) "B" or above by Keef-Bruett; or

                     (iii) investments in insured money market funds, Eurodollar investment accounts and other similar accounts at Bank or such investment with maturities of less than ninety (90) days at other commercial banks having capital and surplus in excess of $500,000,000 and which have a rating of (A) 50 or above by Sheshunoff and (B) "B" or above by Keef-Bruett.

              (m) Amendment of Partnership Agreement. Borrower will not permit any amendment to, or any alteration of, its Partnership Agreement without the written consent of the Bank. If any amendment or alteration is made to the Partnership Agreement after receipt of consent of the Bank, the Borrower shall provide a copy of such amendment or alteration to the Bank within five (5) days of the execution thereof.

              (n) Payment of Subordinated Debt. Borrower will not make any payment, principal or interest, on the subordinated debt created pursuant to that certain Note Purchase Agreement dated as of August 24, 1995 among Borrower, RIMCO Partners, L.P. II, RIMCO Partners, L.P. III and RIMCO Partners, L.P. IV (the "Subordinated Debt") or make any other payment or distribution of cash in respect of the Subordinated Debt when any such payment would be prohibited pursuant to Section 9 of the Subordinated Debt Agreement.

              (o) Amendment of Subordinated Debt Agreement. Borrower will not permit any amendment to, or alteration of, the Subordinated Debt Agreement that would increase the amount of the Subordinated Debt, change the interest rate thereon, change the maturity thereof, would provide security for the Subordinated Debt, alter in any respect the provisions relating to subordination of the

       Subordinated Debt, alter in any respect the provisions regarding the Borrower's ability or inability to make payment thereon, agree to any waiver of any provision relating to any of the foregoing, or make any other change which affects the senior status of the obligations owed under this Agreement.

              (p) Sale or Discount of Receivable. Borrower will not discount or sell with recourse, or sell for less than the greater of the face or market value thereof, any of its notes receivable or accounts receivable.

       14. EVENTS OF DEFAULT. Any one or more of the following events shall be considered an "Event of Default" as that term is used herein:

              (a) Borrower shall fail to pay when due or declared due the principal of, and the interest on, the Note or any fee or any other indebtedness of Borrower incurred pursuant to this Agreement or any other Loan Document; or

              (b) Any representation or warranty made by Borrower under this Agreement, or in any certificate or statement furnished or made to Bank pursuant hereto, or in connection herewith, or in connection with any document furnished hereunder, shall prove to be untrue in any material respect as of the date on which such representation or warranty is made (or deemed made), or any representation, statement (including Financial Statements), certificate, report or other data furnished or to be furnished or made by Borrower under any Loan Document, including this Agreement, proves to have been untrue in any material respect, as of the date as of which the facts therein set forth were stated or certified; or

              (c) Default shall be made in the due observance or performance of any of the covenants or agreements of Borrower contained in the Loan Documents, including this Agreement (excluding covenants contained in Section 13 of the Agreement for which there is no cure period) and such default shall continue for more than thirty (30) days; or

              (d) Default shall be made in the due observance or performance of any of the covenants of the Borrower contained in Section 13 of this Agreement; or

              (e) Default shall be made in respect of any equipment lease obligation or obligation for borrowed money, other than the Note (including, without limitation, any subordinated indebtedness), for which Borrower is liable (directly, by assumption, as guarantor or otherwise), or any obligations secured by any mortgage, pledge or other security interest, lien, charge or encumbrance with respect thereto, on any asset or property of the Borrower or in respect of any agreement relating to any such obligations, and such default shall continue beyond the applicable grace period, if any; or

              (f) Borrower shall commence a voluntary case or other proceedings seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking an appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action or authorizing the foregoing; or

              (g) An involuntary case or other proceeding, shall be commenced against Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against the Borrower under the federal bankruptcy laws as now or hereinafter in effect; or

              (h) A final judgment or order for the payment of money in excess of $100,000.00 (or judgments or orders aggregating in excess of $100,000.00) shall be rendered against Borrower and such judgments or orders shall continue unsatisfied and unstayed for a period of thirty
       (30) days; or

              (i) In the event the aggregate principal amount outstanding under the Note shall at any time exceed the Borrowing Base established for the Note, Borrower shall fail to provide such additional Collateral or prepay the principal of such Note, or either of them, in compliance with the provisions of Section 9(b) hereof; or

                   (j)    A Change of Control shall occur; or

                   (k)    A Change of Management shall occur.

       Upon occurrence of any Event of Default specified in Subsections 14(f) and (g) hereof, the Revolving Commitment shall terminate and the entire principal amount due under the Note and all interest then accrued thereon, and any other liabilities of Borrower hereunder, shall become immediately due and payable all without notice and without presentment, demand, protest, notice of protest or dishonor or any other notice of default of any kind, all of which are hereby expressly waived by Borrower. Upon the occurrence and during the continuation of any other Event of Default, the Bank may by notice to Borrower terminate the Revolving Commitment and declare the principal of, and all interest then accrued on, the Note and any other liabilities hereunder to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest or other notice of any kind, all of which Borrower hereby expressly waives, anything contained herein or in the Note to the contrary notwithstanding. Nothing contained in this Section 14 shall be construed to limit or amend in any way the Events of Default enumerated in the Note, or any other document executed in connection with the transaction contemplated herein.

       Upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by either of the Bank to or for the credit or the account of the Borrower against any and all of the indebtedness of the Borrower under the Note and the Security Instrument, including this Agreement, irrespective of whether or not the Bank shall have made any demand under the Security Instrument, including this Agreement or the Note and although such indebtedness may be unmatured. Any amount set-off by either of the Bank shall be applied against the indebtedness owed the Bank by Borrower pursuant to this Agreement and the Note. The Bank agrees promptly to notify Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section 14 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have. Within five (5) Business Days after any such set-off or appropriation by the Bank, the Bank shall give Borrower written notice thereof. However, a failure to give such notice will not affect the validity of the set-off or appropriation.

       15. EXERCISE OF RIGHTS. No failure to exercise, and no delay in exercising, on the part of the Bank, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of the Bank hereunder shall be in addition to all other rights provided by law. No modification or waiver of any provision of the Security Agreement, including this Agreement, or the Note nor consent to departure therefrom, shall be effective unless in writing, and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other circumstances without such notice or demand.

       16. NOTICES. Any notices or other communications required or permitted to be given by this Agreement or any other documents and instruments referred to herein must be given in writing (which may be by facsimile transmission) and must be personally delivered or mailed by prepaid certified or registered mail to the party to whom such notice or communication is directed at the address of such party as follows: (a) BORROWER: BRIGHAM OIL & GAS, L.P., 5949 Sherry Lane, Suite 1616, Dallas, Texas 75225, Facsimile No. 214-360-9825, Attention: Craig M. Fleming, Chief Financial Officer; (b) BANK:
BANK ONE, TEXAS, N.A., 1717 Main Street, Dallas, Texas 75201, Facsimile No. 214-290-2627, Attention: Mynan C. Feldman, Vice President. Any such notice or other communication shall be deemed to have been given (whether actually received or not) on the day it is personally delivered as aforesaid or, if mailed, on the fifth day after it is mailed as aforesaid. Any party may change its address for purposes of this Agreement by giving notice of such change to the other party pursuant to this Section 16.

       17. EXPENSES. The Borrower shall pay (i) all reasonable and necessary out-of-pocket expenses of the Bank, including reasonable fees and disbursements of special counsel for the Bank, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any default or Event of Default or alleged default or Event of Default hereunder, (ii) all reasonable and necessary out-of-pocket expenses of the Bank, including reasonable fees and disbursements of special counsel for the Bank in connection with the preparation of any participation agreement for a participant or participants requested by Borrower or any amendment thereof and (iii) if a default or an Event of Default occurs, all reasonable and necessary out-of-pocket expenses incurred by the Bank, including fees and disbursements of counsel, in connection with such default and Event of Default and collection and other enforcement proceedings resulting therefrom. The Borrower shall indemnify the Bank against any transfer taxes, document taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or the Note.

       18. INDEMNITY. The Borrower agrees to indemnify and hold harmless the Bank and its respective officers, employees, agents, attorneys and representatives (singularly, an "Indemnified Party", and collectively, the "Indemnified Parties") from and against any loss, cost, liability, damage or expense (including the reasonable fees and out-of-pocket expenses of counsel to the Bank, including all local counsel hired by such counsel) ("Claim") incurred by the Bank in investigating or preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of any commenced or threatened litigation, administrative proceeding or investigation under any federal securities law, federal or state environmental law, or any other statute of any jurisdiction, or any regulation, or at common law or otherwise, which is alleged to arise out of or is based upon any acts, practices or omissions or alleged acts, practices or omissions of the Borrower, or its agents or arises in connection with the duties, obligations or performance of the Indemnified Parties in negotiating, preparing, executing, accepting, keeping, completing, countersigning, issuing, selling, delivering, releasing, assigning, handling, certifying, processing or receiving or taking any other action with respect to the Loan Documents and all documents, items and materials contemplated thereby even if any of the foregoing arises out of an Indemnified Party's ordinary negligence. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrower to the Bank hereunder or at common law or otherwise, and shall survive any termination of this Agreement, the expiration of the Loan and the payment of all indebtedness of the Borrower to the Bank hereunder and under the Note, provided that the Borrower shall have no obligation under this Section 18 to the Bank with respect to any of the foregoing arising out of the gross negligence or willful misconduct of the Bank. If any Claim is asserted against any Indemnified Party, the Indemnified Party shall endeavor to notify the Borrower of such Claim (but failure to do so shall not affect the indemnification herein made except to the extent of the actual harm caused by such failure). The Indemnified Party shall have the right to employ, at the Borrower's expense, counsel of the Indemnified Parties' choosing and to control the defense of the Claim. The Borrower may at its own expense also participate in the defense of any Claim. Each Indemnified Party may employ separate counsel in connection with any Claim to the extent such Indemnified Party believes it reasonably prudent to protect such Indemnified Party. THE PARTIES INTEND FOR THE PROVISIONS OF THIS SECTION 18 TO APPLY TO AND PROTECT EACH INDEMNIFIED PARTY FROM THE CONSEQUENCES OF ANY LIABILITY INCLUDING STRICT LIABILITY IMPOSED OR THREATENED TO BE IMPOSED ON SUCH INDEMNIFIED PARTY AS WELL AS FROM THE CONSEQUENCES OF ITS OWN NEGLIGENCE OTHER THAN ITS GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, WHETHER OR NOT THAT NEGLIGENCE IS THE SOLE, CONTRIBUTING, OR CONCURRING CAUSE OF ANY CLAIM.

       19. GOVERNING LAW. THIS AGREEMENT IS BEING EXECUTED AND DELIVERED, AND IS INTENDED TO BE PERFORMED, IN DALLAS, TEXAS, AND THE SUBSTANTIVE LAWS OF TEXAS SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND ALL OTHER DOCUMENTS AND INSTRUMENTS REFERRED TO HEREIN, UNLESS OTHERWISE SPECIFIED THEREIN.

       20. CHOICE OF FORUM: CONSENT TO SERVICE OF PROCESS AND JURISDICTION. THE OBLIGATIONS OF BORROWER UNDER THE LOAN DOCUMENTS ARE PERFORMABLE IN DALLAS COUNTY, TEXAS. ANY SUIT, ACTION OR PROCEEDING AGAINST BORROWER WITH RESPECT TO THE LOAN DOCUMENTS OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT THEREOF, MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS, COUNTY OF DALLAS, OR IN THE UNITED STATES COURTS LOCATED IN DALLAS, TEXAS AND BORROWER HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF ANY SUCH SUIT, ACTION OR PROCEEDING. BORROWER HEREBY IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING IN SAID COURT BY THE MAILING THEREOF BY BANK BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO BORROWER, AS APPLICABLE, AT THE ADDRESS FOR NOTICES AS PROVIDED IN

SECTION 15. BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT BROUGHT IN THE COURTS LOCATED IN THE STATE OF TEXAS, COUNTY OF DALLAS, AND HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

       21. INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provisions shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

       22. MAXIMUM INTEREST RATE. Regardless of any provisions contained in this Agreement or in any other documents and instruments referred to herein, the Bank shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest on the Note any amount in excess of the maximum rate of interest permitted to be charged by applicable law, and in the event the Bank ever receives, collects or applies as interest any such excess, or if acceleration of the maturities of the Note or if any prepayment by Borrower results in Borrower having paid any interest in excess of the maximum rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the Note for which such excess was received, collected or applied, and, if the principal balance of such Note is paid in full, any remaining excess shall forthwith be paid to Borrower. All sums paid or agreed to be paid to the Bank for the use, forbearance or detention of the indebtedness evidenced by the Note and/or this Agreement shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the rate or amount of interest on account of such indebtedness does not exceed the maximum lawful rate permitted under applicable law. In determining whether or not the interest paid or payable under any specific contingency exceeds the maximum rate of interest permitted by law, Borrower and the Bank shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium, rather than as interest; and (ii) exclude voluntary prepayments and the effect thereof; and (iii) compare the total amount of interest contracted for, charged or received with the total amount of interest which could be contracted for, charged or received throughout the entire contemplated term of the Note at the maximum lawful rate under applicable law.

       23. AMENDMENTS. This Agreement may be amended only by an instrument in writing executed by an authorized officer of the party against whom such amendment is sought to be enforced.

       24. MULTIPLE COUNTERPARTS. This Agreement may be executed in a number of identical separate counterparts, each of which for all purposes is to be deemed an original, but all of which shall constitute, collectively, one agreement. No party to this Agreement shall be bound hereby until a counterpart of this Agreement has been executed by ail parties hereto.

       25. CONFLICT. In the event any term or provision hereof is inconsistent with or conflicts with any provision of the Security Instruments, the terms or provisions contained in this Agreement shall be controlling.

       26. SURVIVAL. All covenants, agreements, undertakings, representations and warranties made in the Loan Documents, including this Agreement, the Note or other documents and instruments referred to herein shall survive all closings hereunder and shall not be affected by any investigation made by any party.

       27. PARTIES BOUND. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, legal representatives and estates, provided, however, that Borrower may not, without the prior written consent of the Bank, assign any rights, powers, duties or obligations hereunder.

       28. PARTICIPATIONS. The Bank shall have the right at any time and from time to time to sell one or more participations in the Note or any Advance thereunder. To the extent of any such participation the provisions of this Agreement shall inure to the benefit of, and be binding on, each participant, including, but not limited to, any indemnity from Borrower to the Bank. The Borrower shall have no obligation or liability to and no obligation to negotiate or confer with, any participant, and Borrower shall be entitled to treat the Bank as the sole owner of the Note without regard to notice or actual knowledge of any such participation. Upon the occurrence of a default or an Event of Default, each participant will have and is hereby granted the right to setoff against and to appropriate and apply from time to time, without prior notice to the Borrower or any other party, any such notice being hereby expressly waived, any and all deposits (general or special or other indebtedness or claims, direct or indirect, contingent or otherwise), at any time held or owing by the participant to or for the credit or account of Borrower against the payment of the note and any other obligations of the Borrower hereunder; provided, however, none of the rights granted in this
Section 28 shall apply to any deposits held by any participant constituting trust funds and so identified to such participant at the time the applicable deposit account is created. Within five (5) Business Days after such setoff or appropriation by a participant, that participant shall give Borrower and Bank written notice thereof.

However, a failure to give such notice will not affect the validity of this setoff or appropriation.

       29. FINANCIAL TERMS. All accounting terms used in this Agreement which are not specifically defined herein shall be construed in accordance with GAAP.

       30. OTHER AGREEMENTS. THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                           BORROWER:

                                           BRIGHAM OIL & GAS, L.P.,
                                           a Delaware limited partnership

                                           By:    BRIGHAM EXPLORATION COMPANY
                                                  its managing general partner


                                                  By:/s/ ANNE L. BRIGHAM
                                                     ---------------------------
                                                     Anne L. Brigham,
                                                     Executive Vice President

                                           BANK:

                                           BANK ONE, TEXAS, N.A.,
                                           a national banking association


                                           By:/s/ MYNAN C. FELDMAN
                                              ----------------------------------
                                              Mynan C. Feldman
                                              Vice President